Exhibit 10.35

EXECUTION VERSION

PURCHASE AGREEMENT

BY AND AMONG

TAKKT AMERICA HOLDING, INC.,

GLOBAL INDUSTRIAL HOLDINGS LLC

AND

GLOBAL INDUSTRIAL MEXICO HOLDINGS INC.

December 31, 2014

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EXHIBITS

Exhibit A:	Form of Transition Services Agreement
Exhibit B:	Sample Calculation of Working Capital
Exhibit C:	Allocation
Exhibit D:	Form of Milwaukee Office Lease

SCHEDULES

Disclosure Schedule

Schedule 3.5:	No Violation
Schedule 3.6:	No Acquisitions
Schedule 3.7(a):	Foreign Qualifications
Schedule 3.8	Third Party Consents
Schedule 3.9:	Financial Statements
Schedule 3.10:	Tax Matters
Schedule 3.11:	Absence of Certain Changes
Schedule 3.12(a)(i)	Liens
Schedule 3.12(a)(ii)	Exceptions to Owned Property
Schedule 3.12(c):	Real Property
Schedule 3.12(d):	Location of Personal Property
Schedule 3.12(e):	Condition of Personal Property
Schedule 3.12(f)	Subleases
Schedule 3.13:	Bank Accounts
Schedule 3.14:	Litigation
Schedule 3.15(a):	Compliance with Laws
Schedule 3.15(b):	Licenses and Permits
Schedule 3.16:	Insurance
Schedule 3.17(a):	Material Contracts
Schedule 3.17(b):	Exceptions to Material Contracts
Schedule 3.18(a):	Labor Disputes
Schedule 3.18(b):	Employment Compliance
Schedule 3.18(c):	Government Contract Matters
Schedule 3.18(e):	Employees
Schedule 3.18(f):	Compensation
Schedule 3.18(g):	Employment Litigation
Schedule 3.19(a):	Employee Benefit Plans
Schedule 3.19(b):	Prohibited Transactions
Schedule 3.19(c):	Benefits Compliance
Schedule 3.19(d):	Additional Payments due to Transaction
Schedule 3.19(e):	Benefits to Former Employees
Schedule 3.20(a):	Environmental Claims
Schedule 3.20(b):	Hazardous Substances
Schedule 3.20(d):	Environmental Orders
Schedule 3.21(a):	Intellectual Property
Schedule 3.21(b)(i):	Intellectual Property Agreements
Schedule 3.21(b)(ii):	Software Agreements

Schedule 3.21(c):	Intellectual Property Ownership
Schedule 3.21(g):	Intellectual Property Actions
Schedule 3.21(h):	Social Media Accounts
Schedule 3.22:	Brokerage
Schedule 3.23(a):	Seller Contracts and Services
Schedule 3.23(b):	Related Party Transactions
Schedule 3.23(c):	Intercompany Indebtedness
Schedule 3.26(a):	Material Customers
Schedule 3.26(b):	Material Suppliers
Schedule 3.27:	Subsidiaries

Schedule 5.21:	Related Party Transactions
Schedule 5.23:	Release of Guarantees
Schedule 5.26:	TAKKT and Avenue Employees
Schedule 6.12:	Seller Employees

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made as of December 31, 2014, by and between TAKKT AMERICA HOLDING, INC., a Delaware corporation (the “Seller”), and GLOBAL INDUSTRIAL HOLDINGS LLC, a Delaware limited liability company (the “Buyer”) and GLOBAL INDUSTRIAL MEXICO HOLDINGS INC., a Delaware corporation (the “Mexican Buyer”).

RECITALS

A.            The Seller owns all of the outstanding membership interests of C&H Service, LLC, a Delaware limited liability company (“C&H Service”), C&H Distributors, LLC, a Delaware limited liability company (“C&H Distributors”), Industrialsupplies.com, LLC, a Delaware limited liability company (“Industrialsupplies.com”), and Products for Industry, LLC, a Delaware limited liability company (“Products for Industry”), as well as an equity quota representing ninety-nine and 9961/1000 percent (99.9961%) (with C&H Distributors owning the other equity quota representing (0.0039%) of the capital of C&H Productos Industriales S. de R.L. de C.V., a Mexican Sociedad de Responsibilidad Limitada de Capital Variable (“C&H Productos”) and all of the outstanding shares of Avenue Industrial Supply Company Limited, a corporation organized under the Laws of the Province of Ontario, Canada (“Avenue” and with C&H Service, C&H Distributors, Industrialsupplies.com, Products for Industry, and C&H Productos, each a “Company” and together the “Companies”).

B.             The Buyer desires to acquire all of the issued and outstanding equity of C&H Service, C&H Distributors, Industrialsupplies.com, Products for Industry and Avenue from the Seller and the Seller desires to sell all of the issued and outstanding equity of such companies to the Buyer, all in accordance with the terms and conditions of this Agreement.

C.             The Mexican Buyer desires to acquire ninety-nine and 9961/1000 percent (99.9961%) of the issued and outstanding equity of C&H Productos from the Seller and the Seller desires to sell ninety-nine and 9961/1000 percent (99.9961%) of the issued and outstanding equity of C&H Productos to the Mexican Buyer, all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Defined Terms. As used in this Agreement, the terms below shall have the following meanings.

“Action” means any claim, action, cause of action, demand, enforcement, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Purchase Agreement, as the same shall be amended from time to time in accordance with its terms.

“Anti-Money Laundering Laws” shall have the meaning specified in Section 3.15(e).

“Audit Notice” shall have the meaning specified in Section 5.12(d)(i). “Avenue” shall have the meaning specified in the recitals.

“Avenue Shares” shall have the meaning specified in Section 3.7(g). “Base Price” shall mean Twenty-five Million U.S. Dollars ($25,000,000).

“Base Working Capital” shall mean eleven million three hundred thousand U.S. Dollars ($11,300,000).

“Basket” shall have the meaning specified in Section 8.2(b)(x)(B).

“Business” shall mean such business-to-business and consumer direct marketing activities primarily relating to durable products in the material handling and storage segment of the maintenance, repair, and operations industry as conducted by the Companies on the date hereof, including as set forth in each Company’s catalogues and websites.

“Buyer” shall have the meaning specified in the preamble.

“Buyer Retirement Plan” shall have the meaning specified in Section 5.11(a) of this Agreement.

“C&H Distributors” shall have the meaning specified in the recitals.

“C&H Distributors Interests” shall have the meaning specified in Section 3.7(c).

“C&H Productos” shall have the meaning specified in the recitals.

“C&H Productos Equity” shall have the meaning specified in Section 3.7(f).

“C&H Service” shall have the meaning specified in the recitals.

“C&H Service Interests” shall have the meaning specified in Section 3.7(b).

“Calculations” shall have the meaning specified in Section 2.4(c)(i) of this Agreement.

“Cannizzo” shall mean Cannizzo, Ortiz & Asociados.

“Cap” shall have the meaning specified in Section 8.2(b)(x)(C).

“Cash” shall mean the amount (which may be negative) of cash, short-term investments, marketable securities and other cash equivalents of each of the Companies on hand and in banks, plus deposits and checks in transit to any of the Companies, minus the amount of any checks drawn upon any bank accounts but not cashed (whether held or in transit) determined in accordance with IFRS. For clarity, Cash shall include any Cash held in the Bank of America medical claims account and Bank of America flexible benefits account, and other accounts where Cash may be held.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Claim” means any individual claim by the Buyer in respect of the Seller’s breach of Article III or in connection with any other breach by the Seller under this Agreement with respect to any indemnification obligation of the Seller.

“Cleary Gull” shall mean Cleary Gull Inc., a Delaware corporation.

“CliftonLarson” shall mean CliftonLarsonAllen LLP.

“Closing” shall mean the conference to be held at 10:00 A.M. Central Time, on the Closing Date at the offices of Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or such other time and place as the Parties may mutually agree in writing, at which the transactions contemplated by this Agreement shall be consummated.

“Closing Amount” shall mean an amount equal to 92.5% of the aggregate of (a) the Base Price; plus (b) the Estimated Cash; plus or minus (c) any adjustment determined in accordance with Section 2.4(b).

“Closing Date” shall have the meaning specified in Section 2.2 of this Agreement.

“Closing Date Balance Sheet” shall have the meaning specified in Section 2.4(c)(i) of this Agreement.

“Closing Date Cash” shall have the meaning specified in Section 2.4(c)(i) of this Agreement.

“Closing Date Working Capital” shall have the meaning specified in Section 2.4(c) of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” or “Companies” shall have the meaning specified in the recitals.

“Company Intellectual Property” means all Intellectual Property that is owned by any of the Companies.

“Company IP Agreements” means all licenses with an annual value of at least $20,000, all sublicenses with an annual value of at least $20,000, consent to use agreements, and other Contracts (including any right to receive or obligation to pay royalties or any other consideration) with an annual value of at least $20,000, relating to Intellectual Property to which any Company is a party.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Confidentiality Agreement” shall have the meaning specified in Section 5.5.

“Coverage Period” shall have the meaning specified in Section 5.11(e)(ii).

“CPR” shall have the meaning specified in Section 10.4 of this Agreement.

“Disclosure Schedule” shall mean the Seller’s Schedules, dated as of the date of this Agreement, delivered by the Seller to the Buyer contemporaneously with the execution and delivery of this Agreement and as the same may be updated from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of Section 5.7(b) of this Agreement, which shall not include any Exhibits.

“Dispute” shall have the meaning specified in Section 10.1 of this Agreement.

“E.O. 11246” shall have the meaning specified in Section 3.18(c) of this Agreement.

“Effective Time” shall have the meaning specified in Section 2.5 of this Agreement.

“Employee Benefit Plan” shall have the meaning specified in Section 3.19(a) of this Agreement.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any Person including without limitation any Governmental Entity, alleging noncompliance, violation or potential liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, or related to (a) the presence, release or threatened release of any Hazardous Substances at any location, whether or not owned or operated by any Company, or (b) circumstances forming the basis of any violation or alleged violation of, or liability under, any Environmental Law or Environmental Permit.

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or human health or safety, including Laws relating to emissions, discharges,generation, storage, release or threatened release of Hazardous Substances into the environment, including the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act, all as in force and effect as of the Effective Time.

“Environmental Notice” shall have the meaning specified in Section 3.20(a).

“Environmental Permit” means any Permit issued, granted, given, or authorized by a state or federal regulatory agency pursuant to Environmental Laws.

“Equity” shall mean all of the authorized membership interests, equity quotas or shares, as the case may be, of each of the Companies, which consists of a sole authorized membership interest of C&H Service, a sole authorized membership interest of C&H Distributors, a sole authorized membership interest of Industrialsupplies.com, a sole authorized membership interest of Products for Industry, and an unlimited number of authorized common shares, an unlimited number of authorized Preference shares and an unlimited number of authorized Class A Special shares of Avenue.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escheatment Payment” shall mean all amounts owing to any Governmental Entity for sums that constitute abandoned or unclaimed property under applicable Laws.

“Escrow Agent” shall mean U.S. Bank, N.A.

“Escrow Agreement” shall mean the Escrow Agreement by and among Seller, Buyer and U.S. Bank.

“Escrowed Amount” shall mean an amount equal to 7.5% of the aggregate of (a) the Base Price; plus (b) the Estimated Cash; plus or minus (c) the amount of the adjustment to the Closing Amount determined in accordance with Section 2.4(b).

“Estimated Balance Sheet” shall have the meaning specified in Section 2.4(a)(i) of this Agreement.

“Estimated Cash” shall have the meaning specified in Section 2.4(a)(iii) of this Agreement.

“Estimated Working Capital” shall have the meaning specified in Section 2.4(a)(ii) of this Agreement.

“Exclusivity Period” shall have the meaning specified in Section 5.4.

“Final Allocation” shall have the meaning specified in Section 2.7 of this Agreement.

“Final Closing Date Balance Sheet” shall have the meaning specified in Section 2.4(e) of this Agreement.

“Final Closing Date Cash” shall have the meaning specified in Section 2.4(e) of this Agreement.

“Final Closing Date Working Capital” shall have the meaning specified in Section 2.4(e) of this Agreement.

“Financial Statements” shall mean the (i) consolidated and consolidating balance sheets for each of the Companies as of December 31, 2011, 2012 and 2013 (including retained earnings and stockholders’ equity (or equivalent) as presented on those balance sheets) for the years then ended, and the related consolidated and consolidating statements of income (KER format), and (ii) the Recent Balance Sheets (including retained earnings and stockholders’ equity (or equivalent) as presented on those balance sheets) and the related unaudited statements of income (KER format), for the interim period then ended, for each of the Companies and on a consolidated and consolidating basis.

“Governing Documents” shall mean with respect to any particular entity: (a) if a corporation, the certificate of incorporation and bylaws or equivalent constitutive documents; (b) if a limited liability company, the articles of organization and the operating agreement; (c) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; and (d) any amendment or supplement to any of the foregoing.

“Government Contract” means any contract (other than purchase orders) entered into between any Company and an agency of the United States or an agency of any of its respective States, or any municipality, or any intergovernmental agency or quasi-governmental agency. The term “Government Contract” also includes any subcontract at any tier of any Company known to Seller’s Knowledge to be (i) with another entity under a prime contract held by any Company with such a Governmental Entity and (ii) with another entity that holds either a prime contract with a Governmental Entity or a subcontract (at any tier) under such a prime contract, in each case including any task orders or delivery orders issued under, or any modifications to, any such prime contract or subcontract whether currently active or subject to an open audit period.

“Governmental Entity” shall mean any government, agency, governmental department or public department, commission, board, bureau, court, tribunal, minister, governor in council, agency, commissioner, arbitration panel or instrumentality of the United States of America, Canada or Mexico or any state, or province, as applicable, or other political subdivision thereof (whether now or hereafter constituted and/or existing) and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Substance” shall mean any substance listed, defined or regulated as hazardous or toxic or words of similar substance and meaning under Environmental Laws.

“IFRS” shall mean International Financial Reporting Standards.

“Indebtedness” shall mean all of the indebtedness of the Companies for borrowed money, including all current and long-term outstanding and unpaid principal, accrued interest, accrued fees and other charges relating thereto, but excluding any capitalized lease obligations.

“Indemnified Party” shall mean any Party seeking and entitled to indemnification under Article VIII of this Agreement.

“Indemnifying Party” shall mean the Party from whom the indemnification is sought under Article VIII of this Agreement.

“Indemnitees” shall have the meaning specified in Section 5.8(a) of this Agreement.

“Independent Accountants” shall have the meaning specified in Section 2.4(d) of this Agreement.

“Industrialsupplies.com” shall have the meaning specified in the recitals.

“Industrialsupplies.com Interests” shall have the meaning specified in Section 3.7(d).

“Intellectual Property” means all intellectual property throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Entity; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights; (d) all registrations, applications for registration and renewals of such copyrights; (e) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (f) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Entity-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (g) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Intercompany Indebtedness” shall have the meaning specified in Section 3.23(c).

“Knowledge of the Seller” or “Seller’s Knowledge” shall mean the actual knowledge of each of Felix Zimmerman, David McKeon, Daniel Paruzynski, Michael Snapper, Peter Langhammer, Judi Moskot, Steve Preiss, Karen Wagner, Dave Robinson, Tom Snyder (with respect to Products for Industry only), Alfonso Del Campo (with respect to C&H Productos only), and Nelson Rivers (with respect to Avenue only).

“Law” shall mean any foreign, federal, provincial, state, local or other governmental law, rule or regulation, of a Governmental Entity, and the rules and regulations promulgated thereunder.

“Lien” shall mean any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, security agreement, easement, restriction or other similar encumbrance.

“Losses” shall mean damages, liabilities, deficiencies, claims, actions, demands, judgments, interest, losses, costs or expenses, including reasonable attorneys’ fees; provided, however, that “Losses” shall not include loss of profits, punitive damages or other special, exemplary or consequential damages and shall not be calculated by using a multiple of earnings, book value or other similar measure that may have been used in arriving at or that may be reflective of the Purchase Price.

“Market Break” shall have the meaning in the definition of “Material Adverse Effect” below.

“Material Adverse Effect” shall mean a material adverse effect on: (a) the Business, results of operations, condition (financial or otherwise) or assets of the Companies taken as a whole and/or C&H Distributors individually; or (b) the ability of the Seller or any Company to consummate the transactions contemplated by this Agreement to be consummated by it, on a timely basis; provided that, Material Adverse Effect shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) a change after the date hereof in any applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof; (ii) any changes in financial, banking or securities markets in the U.S., Canada or Mexico in general, which includes significant adverse change resulting from the closing of public equity markets in the U.S. or the halt or suspension of trading thereon and/or the closure or suspension of general commercial banking activities on the U.S.; (iii) any change that generally affects any industries in which the Business operates; (iv)any change arising in connection with earthquakes, tornadoes and other acts of nature, hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions; (v)compliance by the Seller with the terms of, or taking any action contemplated by, this Agreement or any agreement or document executed in connection herewith; (vi) any action taken by the Buyer in contravention of the terms and provisions of this Agreement; or (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement; provided however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall constitute a Material Adverse Effect to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Companies taken as a whole and/or C&H individually as compared to other participants in the industries in which the relevant Company conducts its businesses.

“Material Contracts” shall have the meaning specified in Section 3.17(a) of this Agreement.

“Material Customers” shall have the meaning specified in Section 3.26(a).

“Material Suppliers” shall have the meaning specified in Section 3.26(b) of this Agreement.

“Merchant IDs” shall have the meaning set forth in Section 5.27.

“Mexican Buyer” shall have the meaning specified in the preamble.

“Mexican Purchased Equity” shall have the meaning set forth in Section 2.1.

“Milwaukee Office Lease” shall mean the triple net lease for the Milwaukee Property, having a term of one (1) year (with one six (6) month renewal option), with annual base rent of $425,000, and such other agreed upon terms in substantially the form of Exhibit D.

“Milwaukee Property” shall mean the property located at 770 S. 70th Street, Milwaukee, WI.

“Multiemployer Plan” shall mean a multiemployer plan as that term is defined in Section 3(37) of ERISA.

“Non-Ordinary Course Payables” shall mean any payables owing by the Company to the Seller and its Affiliates (including the Company) arising outside of the ordinary course and not due to any Ordinary Course Payables.

“Non-Ordinary Course Receivables” shall mean any receivables owing to the Company from Seller and its Affiliates (including the Company) arising outside of the ordinary course and not due to any Ordinary Course Receivables.

“Non-U.S. Benefit Plan” shall have the meaning specified in Section 3.19(a).

“OFAC” shall have the meaning specified in section 3.15(d).

“Ordinary Course Payables” shall mean payables owing by the Company to the Seller and its Affiliates (other than the Company) arising out of the purchase of products or services by the Company from Seller and its Affiliates in their respective catalogs/websites.

“Ordinary Course Receivables” shall mean receivables owing to the Company from Seller and its Affiliates (other than the Company) arising out of the sale of products or services generally offered by the Company in its respective catalogs/websites.

“Party” or “Parties” shall mean, individually, each of the Buyer and the Seller, and collectively, the Buyer and the Seller.

“Permits” shall mean licenses, permits, approvals, clearances, closures, authorizations and consents of any Governmental Entity.

“Permitted Business” shall have the meaning set forth in Section 5.17(f).

“Person” shall mean a natural person, corporation, limited liability company, trust, partnership, limited partnership, Governmental Entity, or any other legal entity.

“PFI Interests” shall have the meaning specified in Section 3.7(e).

“Plan Split” shall have the meaning set forth in Section 5.10.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Products for Industry” shall have the meaning specified in the recitals.

“Proposed Deficiency” shall have the meaning set forth in Section 5.12(d)(i).

“Purchase Price” shall mean an amount equal to (a) the Base Price; plus (b) the Final Closing Date Cash; plus or minus (c) the amount by which the Final Closing Date Working Capital is greater than or less than the Base Working Capital.

“Purchased Equity” shall mean all of the issued and outstanding Equity.

“Real Property” shall mean all real property leased by any of the Companies.

“Recent Balance Sheets” shall mean the unaudited September 30, 2014 balance sheets of each of the Companies.

“Related Party Transactions” shall have the meaning specified in Section 5.21.

“Release” shall mean a release among the Seller, Buyer and the Companies.

“Replacement” shall have the meaning specified in Section 10.6(g) of this Agreement.

“Representative” means, with respect to any Person, any and all directors, officers, and employees of that Person.

“Request” shall have the meaning specified in Section 10.4 of this Agreement.

“Restricted Period” shall have the meaning specified in Section 5.17(a).

“Securities Act” shall have the meaning specified in Section 4.5(c) of this Agreement.

“Section 503” shall have the meaning specified in Section 3.18(c) of this Agreement.

“Seller” shall have the meaning specified in the preamble to this Agreement.

“Seller Employee” shall have the meaning specified in Section 6.12.

“Seller Retirement Plans” shall have the meaning specified in Section 5.11(b) of this Agreement.

“Stikeman” shall mean Stikeman Elliott S.E.N.C.R.L., s.r.l./LLP.

“Straddle Period” shall have the meaning set forth in Section 5.12(b) of this Agreement.

“TAKKT Bonus Programs” shall mean the bonus plans provided to certain of the Companies’ employees, including the TAKKT Premium Program, the warehouse incentive program, product manager incentive program, and the supplemental bonus plan.

“Tax” or “Taxes” means any federal, state, county, local, provincial or foreign tax, charge, fee, levy, tariff, duty, deficiency or other assessment or fee, including any net income, gross income, alternative or add-on minimum, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, occupation, license, estimated, stamp, mortgage recording, custom duties, value added, windfall profits, severance or withholding tax or charge, as imposed or assessed by any Governmental Entity, and includes any interest and penalties (civil or criminal) on or addition to any of the foregoing.

“Tax Proceeding” shall have the meaning set forth in Section 5.12(d)(ii).

“Tax Return” shall mean any return, declaration, report, claim for refund or credit, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any legal requirement relating to any Taxes, including any amendment thereof.

“Territory” means the United States, Canada and Mexico.

“Third-Party Claim” shall mean a legal proceeding, action, claim or demand instituted by any third person or Governmental Entity against an Indemnified Party.

“Transition Services Agreement” shall mean the Transition Services Agreement dated as of the Closing Date and entered into by the Seller, the Buyer and the Companies in the form attached as Exhibit A hereto.

“Union” shall have the meaning specified in Section 3.18(d) of this Agreement.

“Updated Schedule” or “Updated Schedules” shall have the meaning specified in Section 5.7(b) of this Agreement.

“U.S. Companies” shall mean C&H Distributors, Industrialsupplies.com, Products for Industry and C&H Service.

“Vietnam Era Veterans’ Readjustment Assistant Act of 1974” “VEVRAA” shall have the meaning specified in Section 3.18(c) of this Agreement.

“Working Capital” shall mean (i) the sum of the current assets (other than Non-Ordinary Course Receivables and Cash), namely trade receivables (net of reserves calculated on a basis consistent with the Companies’ historic practice), other receivables, inventories and deferred expenses (including prepayments) of each of the Companies, less (ii) the sum of the current liabilities (other than Non-Ordinary Course Payables), namely trade payables, advance payments, provisions, accrued expenses, other current liabilities and deferred income of each of the Companies (including, without limitation any amounts owed, owing, accrued or that should be accrued under IFRS in respect of any employee benefit, bonus, profit sharing or other compensatory arrangement) as set forth on the Estimated Balance Sheet, Closing Date Balance Sheet or Final Closing Date Balance Sheet, as the case may be. The parties agree that the FS items on Exhibit B will be used to calculate Working Capital. For clarity, (1) no income Tax liabilities are included in Working Capital and (2) any intercompany accounts between any of the Companies on the one hand and its Affiliates on the other hand shall not be taken into account when calculating Working Capital, other than Ordinary Course Receivables and Ordinary Course Payables for the sale or purchase of goods and services between the Companies and any of its Affiliates.

ARTICLE II
PURCHASE AND SALE; CLOSING; PURCHASE PRICE

2.1           Purchase and Sale. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, the Seller agrees to sell, assign, convey and deliver to the Buyer, and the Buyer agrees to purchase and accept from the Seller, the Purchased Equity, free and clear of all Liens. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, the Seller agrees to sell, assign, convey and deliver to the Mexican Buyer, and the Mexican Buyer agrees to purchase and accept from the Seller, ninety-nine and 9961/1000 percent (99.9961%) of the issued and outstanding equity of C&H Productos (“Mexican Purchased Equity”), free and clear of all Liens.

2.2           The Closing. The Closing shall take place on the third business day following the day on which the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby occurs (other than conditions with respect to actions the Parties will take at the Closing itself), or such other time and date as the Parties may mutually determine in writing (the “Closing Date”).

2.3           Consideration.

(a)            Payment of Closing Amount. At the Closing, the Buyer and Mexican Buyer shall deliver to the Seller the Closing Amount by a wire transfer of immediately available funds to an account designated in writing by the Seller.

(b)            Payment of Escrowed Amount. At the Closing, the Buyer shall deliver to the Escrow Agent the Escrowed Amount pursuant to the Escrow Agreement, dated as of the Closing Date. The Escrowed Amount shall be a non-exclusive, first source of recourse for any and all liabilities of the Seller pursuant to a Claim under Article VIII of this Agreement. The Escrowed Amount shall be held in escrow for a period ending twelve (12) months after the Closing Date. The Buyer shall first seek recovery from the escrow until such escrow amount has a $0 balance before seeking recovery against the Seller directly. On the next business day following the twelve (12) month anniversary of the Closing Date, the Escrow Agent will pay to the Seller the balance of the Escrowed Amount. Notwithstanding the foregoing, if on such date, any Claim by the Buyer has been made and the Buyer has notified the Seller and the Escrow Agent of such Claim, there will be withheld from the distribution to the Seller such amount of the Escrowed Amount as is necessary to cover the Loss resulting from such claim, and such withheld amount will be retained in the escrow pursuant to the terms of the Escrow Agreement. Upon resolution of such claim the remaining amount of the Escrow Amount will be paid to the Buyer and/or the Seller in accordance with the terms of the Escrow Agreement and Article VIII.

2.4           Purchase Price Adjustment.

(a)            No less than three (3) business days prior to the Closing Date, the Seller shall deliver to the Buyer both on a consolidated and consolidating basis:

(i)         A balance sheet of the Companies (the “Estimated Balance Sheet”), which shall set forth a good faith estimate of the balance sheet pursuant to IFRS of the Companies as of the Effective Time;

(ii)        A calculation of the total of the Companies’ Working Capital based on the Estimated Balance Sheet (the “Estimated Working Capital”), which shall be prepared consistent with Exhibit B (and reflecting IFRS presentation) and a calculation of the amount by which the Estimated Working Capital differs from the Base Working Capital;

(iii)      A statement of the Seller’s good faith estimate of the amount of Cash that will be on hand immediately prior to the Effective Time based on the Estimated Balance Sheet (the “Estimated Cash”); and

(iv)      A certificate of the Seller executed by the Chief Financial Officer of Seller that the Estimated Balance Sheet and the Estimated Working Capital were prepared in accordance with this Agreement.

(b)           For purposes of the Closing, the Closing Amount will be adjusted if the Estimated Working Capital is greater than or less than the Base Working Capital. If the Estimated Working Capital is greater than the Base Working Capital, then the adjustment will be an increase on a dollar-for-dollar basis by the amount of such excess. If the Estimated Working Capital is less than the Base Working Capital, then the adjustment will be a decrease on a dollar-for-dollar basis by the amount of such deficiency.

(c)
(i)         As promptly as practicable after the Closing Date, but in no event later than sixty (60) days after the Closing Date, the Buyer shall prepare and deliver to the Seller the combined balance sheet of the Companies (the “Closing Date Balance Sheet”), and calculations of the amount of Cash immediately prior to the Effective Time (the “Closing Date Cash”) and the Working Capital of the Companies immediately prior to the Effective Time (the “Closing Date Working Capital”) based on the Closing Date Balance Sheet (the “Calculations”) and which shall be prepared consistent with Exhibit B and consistent with past practice (including Company’s accounting guidelines).

(ii)        Buyer agrees that it shall cause the Company’s accounting staff to be available at no cost to Seller to assist the Seller with the review of the Closing Date Balance Sheet and for the purposes described in the next sentence. In addition, Buyer agrees that TAKKT AG, Franz Haniel and CliftonLarson will be provided access to the Company and its books and records for the purposes of the review of the Closing Date Balance Sheet and for purposes of the attestation (audit or review, depending on the entity), the preparation of income tax returns and the deconsolidation of the balance sheets.

(iii)      During the review by the Seller of the Closing Date Balance Sheet, with respect to any disputed item only, the Buyer will cause each of the Companies to make the work papers and back-up materials used in (or necessary for) any disputed balances set forth in the Closing Date Balance Sheet, and any related books and records of each of the Companies, their accountants and other representatives, available to the Seller and its accountants and other representatives. Such request shall be directed to the Controller of C&H and a member of Buyer’s senior finance staff.

(iv)      The Seller may object to the Closing Date Balance Sheet and the Calculations by notifying the Buyer in writing of each objection and delivering to the Buyer a statement describing the basis for each objection along with the Seller’s Closing Date Balance Sheet and Calculations.

(v)       The parties agree that the accrual for the Escheatment Payment on the Closing Date Balance Sheet and the Final Closing Date Balance Sheet shall be $100,000; provided however, that Buyer retains its remedies under Section 8.2(c).

(vi)      The parties agree that the Company shall be permitted to sweep its cash account to Seller as of the end of the day on the Closing Date, and after such date, Seller shall cause such sweep of the Company cash account to be terminated.

(vii)     Any component of the Closing Date Balance Sheet and the Calculations (other than any corresponding accounts or adjustments to the item(s) in dispute) which is not the subject of a written objection by the Seller delivered to the Buyer within forty-five (45) days of the Seller’s receipt of the Closing Date Balance Sheet and the Calculations shall be final and binding on the Parties and included in the final adjustments described in Section 2.4(f) below.

(viii)    If the Buyer agrees with any objection of the Seller and the Seller’s Closing Date Balance Sheet and Calculations, then the matters agreed to by the Buyer shall be final and binding on the Parties and included in the adjustments described in Section 2.4(f) below.

(ix)       To the extent the Buyer does not agree with the objection(s) of the Seller or the Seller’s Closing Date Balance Sheet and Calculations, then the Buyer must, within fifteen (15) days after receipt of the Seller’s objection(s) and Calculations, notify the Seller of its disagreement.

(d)           The Parties shall use reasonable efforts to resolve any dispute described in Section 2.4(c); provided, that if they are unable to do so within thirty (30) days following the Buyer’s notice to the Seller that it disagrees with the Seller’s objection(s) or the Seller’s Closing Date Balance Sheet and Calculations, then by notice from the Buyer or the Seller to the other, the disagreement may be submitted for resolution to such firm of independent accountants of national standing to which the Parties agree and which has not provided substantial services to the Buyer, any of the Companies, the Seller or any of their respective Affiliates (the “Independent Accountants”) in the past three (3) years. The Seller and the Buyer shall execute an engagement letter reasonably requested by the Independent Accountants. Within ten (10) days after the Independent Accountants have been retained, the Seller and Buyer shall furnish, at their own expense, to the Independent Accountants and the other Party a written statement of their position with respect to each matter in dispute. Within five (5) business days after the expiration of such ten (10) day period, the Seller and the Buyer each may deliver to the Independent Accountants and to the other Party their response to the other’s position on each matter in dispute. With each submission, the Seller and the Buyer may also furnish to the Independent Accountants such other information and documents as they deem relevant or such information and documents as may be requested by the Independent Accountants with appropriate copies or notification being given to the other Party. The Independent Accountants may, at their discretion, conduct a conference concerning the disagreement with the Seller and the Buyer, at which conference each Party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no hearings, oral examinations, testimony, depositions, discovery or other similar proceedings conducted by any Party or by the Independent Accountants.

(e)            The Independent Accountants shall be directed to promptly, and in any event within thirty (30) days after their appointment pursuant to Section 2.4(d), render their decision on the disputed items. The decision of the Independent Accountants on each item in dispute may not be greater than the higher position of the Buyer or the Seller nor lower than the lower position of the Buyer or the Seller with respect to such item. The Independent Accountants’ determination as to each item in dispute shall be set forth in a written statement delivered to the Seller and the Buyer, which shall include the Independent Accountants’ determination of the Final Closing Date Balance Sheet and the Final Calculations. The Independent Accountants shall also determine the proportion of their fees and expenses to be paid by each of the Seller and the Buyer based on the degree to which the Independent Accountants have accepted the positions of the respective Parties. The term “Final Calculation” means the Calculation as revised by the Parties and/or determined by the Independent Accountants, the term “Final Closing Date Balance Sheet” means the Closing Date Balance Sheet, together with any revisions agreed to by the Parties pursuant to Sections 2.4(c) or 2.4(d) and/or as determined by the Independent Accountants pursuant to Section 2.4(e), the term “Final Closing Date Cash” means the combined total Cash of all of the Companies immediately prior to the Effective Time of Closing as set forth on the Final Closing Date Balance Sheet and the term “Final Closing Date Working Capital” means the total Working Capital of the Companies immediately prior to the Effective Time as set forth on the Final Closing Date Balance Sheet.

(f)            If the Final Closing Date Working Capital is greater than the Estimated Working Capital, then the Buyer shall pay the Seller the amount of the excess. If the Final Closing Date Working Capital is less than the Estimated Working Capital, then the Seller shall pay to the Buyer the amount of such deficiency. If the Final Closing Date Cash is greater than the Estimated Cash, then the Buyer shall pay the Seller the amount of the excess. If the Final Closing Date Cash is less than the Estimated Cash, then the Seller shall pay the Buyer the amount of such deficiency. These payments shall not affect the Escrowed Amount.

(g)           If the net amount of the payments described in Section 2.4(f) is a payment to the Seller, the Buyer shall pay such amount to the Seller, by wire transfer of immediately available funds to an account designated in writing by the Seller, no later than three (3) business days after the completion of the Final Closing Date Balance Sheet. If the net amount of the payments described in Section 2.4(f) is a payment to the Buyer, the Seller shall pay to the Buyer such amount, by wire transfer of immediately available funds to the account designated in writing by the Buyer, no later than three (3) business days after the completion of the Final Closing Date Balance Sheet. Any payment made under Section 2.4 shall be deemed to be an adjustment to the Purchase Price by the Parties for Tax purposes, and for any other purposes hereunder for which Purchase Price is used in a calculation (including, without limitation for calculation of the indemnification formulas under Article VIII) to the extent permitted under applicable Laws and the value of any such adjustment to the Purchase Price shall be allocated in accordance with Section 2.7.

(h)            The Estimated Balance Sheet, the Estimated Working Capital, the Estimated Cash, the Closing Date Balance Sheet, Closing Date Working Capital and Closing Date Cash shall be prepared in accordance with IFRS and on a basis consistent with the preparation of each of the Companies December 31, 2013 balance sheets.

2.5           Effective Time of Purchase. The time on the Closing Date at which all of the conditions to Closing have been satisfied or waived will be the “Effective Time”; provided, however, that if the Closing occurs and if permitted by applicable Law, for Tax, accounting and other computational purposes, the Effective Time will be deemed to have occurred as of 11:59 p.m. on the Closing Date.

2.6           Tax Treatment. The Parties agree to treat the purchase and sale of the membership interests of the U.S. Companies as a purchase and sale of the assets of such entities for U.S. federal and state income Tax purposes. The Buyer agrees that it will not make or cause to be made any election under Section 338 of the Code with respect to any of the transactions contemplated by this Agreement.

2.7           Allocation. The Buyer and the Seller agree that the Purchase Price shall be allocated among the Purchased Equity and the Mexican Purchased Equity, and among the assets of the U.S. Companies, in accordance with Section 1060 of the Code and the regulations promulgated thereunder, and in the manner set forth in Exhibit C. Within sixty (60) following completion of the Final Closing Date Balance Sheet, the Buyer shall submit a final purchase price allocation to the Seller which shall set forth the amount allocated to the various assets using the methodology set forth in Exhibit C. If the Seller disagrees with any aspect of the allocation, the Seller shall give written notice to the Buyer within thirty (30) days of receipt of such allocation. If the Parties are unable to resolve any disagreements within fifteen (15) days of the Seller’s notice to the Buyer, such disputed items may be submitted to the Independent Accountants and such dispute shall be administered in accordance with the procedures set forth in Section 2.4. The allocation shall be considered final upon the earliest to occur of: (i) the Seller failing to provide timely notice of any objections to the Buyer; (ii) the Buyer and the Seller agreeing upon the allocation; or (iii) the Independent Accountants’ final decision (the “Final Allocation”). Neither the Seller nor the Buyer (or any of their respective Affiliates) shall file any Tax Return (including IRS Form 8594) or, without the consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), take any position in any Tax Return, refund claim, litigation or otherwise that is inconsistent with the Final Allocation. If the Final Allocation is disputed by any Taxing authority, the Party receiving notice of such dispute shall promptly notify the other Party hereto. The Seller and the Buyer agree to cooperate in good faith in responding to any such challenge to preserve the effectiveness of the Final Allocation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

All representations and warranties of the Seller are made subject to the Disclosure Schedule. Subject to the foregoing, the Seller hereby represents and warrants to the Buyer as follows:

3.1          Seller Organization and Power. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Seller has full corporate power, right and authority to enter into, execute and deliver this Agreement and the documents and instruments to be executed and delivered by the Seller pursuant hereto and to carry out the obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller and TAKKT AG.

3.2          Purchased Equity. The Seller has full power, right and authority to transfer the Purchased Equity and the Mexican Purchased Equity to the Buyer. The Seller owns and is conveying to the Buyer the Purchased Equity and Mexican Purchased Equity, free and clear of all Liens.

3.3          Seller Litigation. There is no litigation, arbitration, action, suit, proceeding or investigation pending or, to the Seller’s Knowledge, threatened against the Seller relating to the purchase and sale of the Purchased Equity and Mexican Purchased Equity or that could delay or prevent the transactions contemplated hereby.

3.4           Enforceability. This Agreement constitutes, and when executed and delivered, the other documents and instruments required to be executed and delivered by the Seller pursuant hereto will constitute, the valid and binding agreement of the Seller enforceable against the Seller in accordance with their respective terms and enforceable against any Company with respect to any actions to be taken by or on behalf of the Seller and any Company hereunder on or prior to the Closing Date.

3.5           No Violation. Except as set forth in Schedule 3.5, the execution and delivery of this Agreement by the Seller and the consummation by the Seller and/or each of the Companies of the transactions contemplated hereby will not cause (with or without giving effect to lapse of time, any waiver or any notice or cure period) a breach or violation of or default under or conflict with or be in contravention of any provision of (a) the Governing Documents of the Seller or any of the Companies; (b) any Material Contract to which the Seller or any of the Companies is a party or by which any of the Seller and/or any of the Companies and/or their assets are bound; or (c) to the Knowledge of the Seller, any Law applicable to the Seller or any of the Companies.

3.6          No Acquisitions. Except for this Agreement, and as set forth on Schedule 3.6, neither the Seller nor any Company is a party to or bound by any agreement, undertaking or commitment with respect to a purchase, sale, share exchange or tender offer for the Purchased Equity and Mexican Purchased Equity or any assets of any of the Companies.

3.7          Organizational Matters; Equity.

(a)           Each of the Companies is duly licensed or qualified to conduct business and is in good standing (or its equivalent), in every jurisdiction where the character of the properties owned or leased by such Company, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All jurisdictions in which each of the Companies are licensed or qualified to do business are listed in Schedule 3.7(a). Each of the Companies has all requisite power and authority to own, operate and lease its properties and to carry on the business conducted by such Company as and where such is now being conducted.

(b)           C&H Service is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The authorized membership interests of C&H Service consist of a sole membership interest (the “C&H Service Interests”), which is owned of record and beneficially by the Seller. All of the C&H Service Interests have been duly authorized, are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the C&H Service Interests or obligating the Seller or C&H Service to issue or sell any membership interests in C&H Service. C&H Service is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its membership interests. All of the C&H Service Interests were issued in compliance with applicable Laws. None of the C&H Service Interests were issued in violation of any agreement, arrangement or commitment to which the Seller or C&H Service is a party or is subject or in violation of any preemptive or similar rights of any Person. There are no voting trusts, membership interest agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the C&H Service Interests.

(c)            C&H Distributors is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The authorized membership interests of C&H Distributors consist of a sole membership interest (the “C&H  Distributors Interests”), which is owned of record and beneficially by the Seller. All of the C&H Distributors Interests have been duly authorized, are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the C&H Distributors Interests or obligating the Seller or C&H Distributors to issue or sell any membership interests in C&H Distributors. C&H Distributors is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its membership interests. All of the C&H Distributors Interests were issued in compliance with applicable Laws. None of the C&H Distributors Interests were issued in violation of any agreement, arrangement or commitment to which the Seller or C&H Distributors is a party or is subject or in violation of any preemptive or similar rights of any Person. There are no voting trusts, membership interest agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the C&H Distributors Interests.

(d)           Industrialsupplies.com is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The authorized membership interests of Industrialsupplies.com consist of a sole membership interest (the “Industrialsupplies.com Interests”), which is owned of record and beneficially by the Seller. All of the Industrialsupplies.com Interests have been duly authorized, are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Industrialsupplies.com Interests or obligating the Seller or Industrialsupplies.com to issue or sell any membership interests in Industrialsupplies.com. Industrialsupplies.com is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its membership interests. All of the Industrialsupplies.com Interests were issued in compliance with applicable Laws. None of the Industrialsupplies.com Interests were issued in violation of any agreement, arrangement or commitment to which the Seller or Industrialsupplies.com is a party or is subject or in violation of any preemptive or similar rights of any Person. There are no voting trusts, membership interest agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Industrialsupplies.com Interests.

(e)            Products for Industry is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The authorized membership interests of Products for Industry consist of a sole membership interest (the “PFI Interests”) which is owned of record and beneficially by the Seller. All of the PFI Interests have been duly authorized, are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the PFI Interests or obligating the Seller or Products for Industry to issue or sell any membership interests in, Products for Industry. Products for Industry is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its membership interests. All of the PFI Interests were issued in compliance with applicable Laws. None of the PFI Interests were issued in violation of any agreement, arrangement or commitment to which the Seller or Products for Industry is a party or is subject or in violation of any preemptive or similar rights of any Person. There are no voting trusts, membership interest agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the PFI Interests.

(f)            C&H Productos is a Sociedad de Responsibilidad Limitada de Capital Variable duly organized, validly existing and in good standing (or its equivalent) under the Laws of Mexico. The authorized capital of C&H Productos consists of 2 (two) equity quotas. K+K America Corporation n/k/a TAKKT America Holding, Inc. is the record and beneficial owner of 1 (one) equity quota with value of MXN$64,794,502.00 that represents 99.9961% and C&H Distributors is the record and beneficial owner of 1 (one) equity quota with value of MXN$2,499.00 that represents 0.0039% of the issued and outstanding capital of C&H Productos (collectively, the “C&H Productos Equity”). All of the C&H Productos Equity have been duly authorized, are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the C&H Productos Equity or obligating the Seller or C&H Productos to issue or sell any equity quotas in, C&H Productos. C&H Productos is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity quotas. All of the C&H Productos Equity were issued in compliance with applicable Laws. None of the C&H Productos Equity were issued in violation of any agreement, arrangement or commitment to which the Seller or C&H Productos is a party or is subject or in violation of any preemptive or similar rights of any Person. There are no voting trusts, membership interest agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the C&H Productos Equity.

(g)            Avenue is a corporation duly organized, validly existing and in good standing (or its equivalent) under the Laws of the Province of Ontario, Canada. The authorized capital of Avenue consists of an unlimited number of common shares, an unlimited number of Preference shares and an unlimited number of Class A Special shares. All of the issued and outstanding shares of Avenue, consisting of 200 common shares and 7,000 Class A Special shares (collectively, the “Avenue Shares”), are owned of record and beneficially by the Seller. All of the Avenue Shares have been duly authorized, are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Avenue Shares or obligating the Seller or Avenue to issue or sell any shares of, or other interest in, Avenue. Avenue is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital. All of the Avenue Shares were issued in compliance with applicable Laws. None of the Avenue Shares were issued in violation of any agreement, arrangement or commitment to which the Seller or Avenue is a party or is subject or in violation of any preemptive or similar rights of any Person. There are no voting trusts, membership interest agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Avenue Shares.

(h)            True, correct and complete copies of the Governing Documents of each of the Companies have been made available to the Buyer. The Governing Documents are valid and in full force and effect. None of the Companies is in violation of any provision of the Governing Documents. Except as set forth in Section 3.7(f), no Company has any ownership interest in any other Person.

3.8           Third Party Consents. Except for the third party consents listed on Schedule 3.8 and except for any agreements that are not Material Contracts, no approval, registration, authorization, notice, consent or other action by or filing with any Person is required for the Seller’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby to be performed by the Seller and/or for the performance of this Agreement by Seller and the consummation of the transactions contemplated to be performed by any Company.

3.9           Financial Statements. Schedule 3.9 contains true, correct and complete copies of the Financial Statements. All of such Financial Statements (a) have been prepared in accordance with the books and records regularly maintained by each of the Companies; (b) fairly present in all material respects the financial condition of each of the Companies as of the respective dates indicated and the assets, liabilities, financial condition and results of operation of the Companies as of the dates and for the periods indicated; and (c) were prepared in accordance with IFRS consistently applied throughout all periods involved, subject to any exceptions described therein and, in the case of the Recent Balance Sheets, to normal year-end and audit adjustments and any other adjustments described therein and to the absence of footnotes thereto. Each of the Companies maintains a standard system of accounting established and administered in accordance with IFRS (and the Company’s accounting guidelines). The consolidated and consolidating Financial Statements are prepared in Euros and then converted back to U.S. Dollars.

3.10         Tax Matters. Except as set forth on Schedule 3.10:

(a)            None of the U.S. Companies has made an election on Form 8832, Entity Classification Election or any analogous form, to be classified as other than a disregarded entity for U.S. federal or, to the extent applicable, state, local or non-U.S. income Tax purposes. Avenue and C&H Productos are each classified as a “controlled foreign corporation” for U.S. federal and, to the extent applicable, state, local or non-U.S. income Tax purposes.

(b)           For all periods open under the applicable statute of limitations, all federal, state, provincial, local and foreign income, information and other Tax Returns which are required to be filed by each of the Companies or by the Seller on behalf of each of the Companies have been timely filed and all such Tax Returns have been prepared in compliance with all applicable Laws and are true, complete and accurate in all respects.

(c)            All Taxes imposed for all periods open under the applicable statute of limitations upon each of the Companies or upon any of its assets, income or franchises whether or not reflected in its Tax Returns which are due and payable have been timely paid (or are being contested in good faith).

(d)            There are no ongoing Tax audits by any Taxing authority against any of the Companies or the Seller with respect to any of the Companies and no claim has been received by any of the Companies from a Taxing authority in a jurisdiction where any of the Companies do not pay Taxes or file Tax Returns to the effect that it is or may be subject to Taxes assessed by such jurisdiction.

(e)            No waivers of statutes of limitations have been given or requested with respect to any Taxes of the Companies and which remain open as of the date hereof.

(f)            The Companies have each withheld from each payment made by it the amount of all Taxes required under applicable Law to be withheld therefrom and has remitted all those amounts withheld to the relevant Governmental Entity within the time prescribed under any applicable Law and complied with all information reporting and backup withholding provisions of applicable Law.

(g)            Except where the adverse effect to a Company is less than $10,000, each of the Companies has complied with all registration, reporting, collection and remittance requirements in accordance with applicable Laws in respect of sales Taxes, including the Excise Tax Act (Canada).

(h)           The amount of each Company’s liability for unpaid Taxes for all periods ending on or before the date of the Recent Balance Sheets does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements.

(i)             Schedule 3.10 sets forth since December 31, 2010 those years for which examinations by the taxing authorities have been completed; and those taxable years for which examinations by taxing authorities are presently being conducted.

(j)             All deficiencies asserted, or assessments made, against any of the Companies as a result of any examinations by any taxing authority have been fully paid.

(k)            To the Seller’s Knowledge, since January 1, 2012, none of the Companies is a party to any Action by any Taxing authority for which notice has been received by any Company or sent to any of the Companies. To the Seller’s Knowledge, there are no pending or threatened Actions by any Taxing authority.

(l)             The Seller has delivered to the Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns that were requested by the Buyer in writing, and those examination reports, and statements of deficiencies assessed against, or agreed to by, each of the Companies that were requested by the Buyer or its Representatives in writing, for all Tax periods ending after December 31, 2010.

(m)           There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any of the Companies.

(n)           None of the Companies is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(o)           No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to any of the Companies.

(p)            None of the Companies has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group that includes the Seller). None of the Companies has any Liability for Taxes of any Person (other than such Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(q)           None of the Companies will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)         any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)        an installment sale or open transaction occurring on or prior to the Closing Date, which is outside of the ordinary course of business;

(iii)       a prepaid amount received on or before the Closing Date, which is outside of the ordinary course of business;

(iv)      any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)       any election under Section 108(i) of the Code.

(r)            Schedule 3.10 sets forth a list of states in the United States in which each of the U.S. Companies file income and sales and use Tax Returns.

3.11         Absence of Certain Changes. Other than pursuant to this Agreement or as described on Schedule 3.11, since the date of the Recent Balance Sheets until the date of this Agreement, no Company has:

(a)            Suffered any theft, damage, destruction or casualty loss to any material asset or any material portion of its assets (whether or not covered by insurance), or any substantial destruction of its books and records;

(b)           Sold, leased, assigned or transferred any material asset or any material portion of its assets other than sales of inventory in the ordinary course of business and other dispositions in the ordinary course of business and not in excess of $100,000;

(c)            Waived any right of material value except in the ordinary course of business and not in excess of $25,000 and consistent with past practice;

(d)           (i) Made or granted any bonus or any wage, salary or compensation increase or any severance or termination pay to any current or former employee, officer, director or independent contractor or consultant, other than in the ordinary course of business and in amounts either consistent with past practice or the terms of the Employee Benefit Plans set forth on Schedule 3.19(a) and which have been accrued and/or paid and not in excess of $25,000 with respect to any individual or as provided for in any written agreements and which have been provided to Buyer or required by applicable Law; (ii) changed the terms of employment for any employee or any termination of any employees (x) for which the aggregate costs and expenses would exceed $25,000 in payments by any Company or (y) so as to release any non-compete, non-solicitation, confidentiality or proprietary work restrictions; or (iii) accelerated the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(e)            Made any capital investment in, loan or advance to a third Person (other than to Seller and its Affiliates) outside the ordinary course of business and not in excess of $15,000;

(f)            Made any payment of, or commitment to pay, any “stay put”, change of control, “golden parachute”, severance or termination pay to any employee in respect of the sale, reorganization or merger of any Company, including the transactions contemplated hereby;

(g)           Changed any material accounting methods or practices or changed depreciation or amortization policies or rates;

(h)           Disposed of any of its material assets or properties (outside of inventory sold in the ordinary course of business) in anticipation of this Agreement;

(i)             Made any acquisition of all or any substantial part of the stock or the business or operating assets of any other Person;

(j)             Made an amendment of the Governing Documents of such Company;

(k)            Split, combined or reclassified any shares of its Equity;

(l)             Issued, sold or otherwise disposed of any of its Equity, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity;

(m)           Incurred, assumed or guaranteed any indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(n)           Transferred, assigned, sold or otherwise disposed outside of the ordinary course of business and not in excess of $50,000 of any of the assets shown or reflected in the Financial Statements (other than sales of inventory in the ordinary course) or canceled any debts or entitlements;

(o)            Transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Company Intellectual Property;

(p)           Made any material capital expenditures in excess of $50,000;

(q)           Imposed any Liens upon any of the Company properties, Equity or assets, tangible or intangible;

(r)             Entered into a new line of business or abandoned or discontinued any existing lines of business;

(s)            Adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law; or

(t)            Acquired by merger or consolidated with, or purchased a substantial portion of the assets or stock of, or acquired in any other manner, any business or any Person or any division thereof.

3.12         Assets.

(a)            Except as set forth on Schedule 3.12(a)(ii), each of the Companies has (i) good, valid and marketable title to all of its owned assets and properties and (ii) valid right to use pursuant to a license or intercompany agreement or other arrangement (and other than as set forth in the Transition Services Agreement) with annual payment amounts in excess of $25,000, all of the assets and properties being used in the conduct of the Business, free and clear of all Liens except (1) those listed on Schedule 3.12(a)(i); (2) Liens for Taxes, charges or assessments not yet due or which are being contested in good faith by appropriate proceedings; (3) statutory and contractual Liens granted to any landlord, lessor, licensor, materialman, mechanic, carrier, or repairer and similar Liens granted in the ordinary course of business; (4) Liens expressly reflected in the Financial Statements; (5) zoning, entitlement, building and other land use and similar Laws and any agreements entered into with respect to the same; (6) easements, covenants, conditions, restrictions and other similar matters of record; and (7) other immaterial defects in title.

(b)           The assets referred to in Sections 3.12(a)(i) and 3.12(a)(ii) above are operational.

(c)           Schedule 3.12(c) contains a complete and accurate list of the Real Property, including, (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease and the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to Real Property, the Seller has delivered or made available to the Buyer true, complete and correct copies of any leases affecting the Real Property. None of the Companies owns any real property as of the date hereof. Each Company is in compliance in all material respects with, has not received since January 1, 2012 notice of default or termination under and is not in default under any such lease for Real Property.

(d)           Except as set forth in Schedule 3.12(d), all of the tangible personal property owned by each of the Companies is located on the Real Property, except inventory in transit.

(e)           Except as set forth in Schedule 3.12(e), the furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property owned by each Company are in good operating condition and repair, subject to normal wear and tear, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth on Schedule 3.12(e) and except for those assets provided in the Transition Services Agreement, the furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by each Company, together with all other properties and assets of each Company, are sufficient for the continued conduct of each Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of each Company as currently conducted.

(f)            To Seller’ s Knowledge, the use and operation of the Real Property in the conduct of each Company’s business do not violate in any material respect any Law. Except as set forth on Schedule 3.12(f), no Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Real Property. To Seller’s Knowledge, there are no Actions pending against or affecting any Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.13        Bank Accounts. Schedule 3.13 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which each of the Companies maintains a safe deposit box, lock box or checking, savings, depository, custodial or other account of any nature, and the type and authorized signatories of each such account.

3.14         Litigation. Except as set forth in Schedule 3.14, there is no action, suit, proceeding, or arbitration pending for which notice or service of process has been served on any Company or, to the Seller’s Knowledge, threatened (a) against any of the Companies affecting any of its properties or assets, or (b) against or by any of the Companies or the Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Except as set forth in Schedule 3.10 or Schedule 3.14, to the Knowledge of the Seller, there is no governmental investigation pending or threatened against any of the Companies and no unsatisfied judgments, penalties or awards against or affecting any of the Companies or any of its respective properties or assets.

3.15         Compliance With Laws.

(a)            Compliance With Laws. Except as set forth in Schedule 3.15(a), to the Knowledge of the Seller, each of the Companies has complied and is in compliance with all applicable Laws since January 1, 2012, except where non-compliance would not have a cost to any Company after the Closing Date, if adversely determined greater than $20,000. Except as set forth in Schedule 3.15(a), none of the Companies has received, since January 1, 2012, any written notice of violation or alleged violation of, any Laws, except where such violation would not have a cost to any Company after the Closing Date, if adversely determined, greater than $20,000. Except as set forth in Schedule 3.15(a), none of the Companies is or has been during the past five years, the subject of any Action by any Governmental Entity for which written notice has been received by the Company, where damages to the Company could reasonably be in excess of $100,000 after the Closing Date.

(b)           Licenses and Permits. Schedule 3.15(b) contains a true and complete listing of all material Permits currently held by each of the Companies. All fees and charges with respect to such Permits as of the date hereof have been paid in full. To the Knowledge of the Seller, such Permits constitute the Permits required for the conduct of the Business as presently conducted, except where the failure to hold a Permit would not have a Material Adverse Effect. To the Knowledge of the Seller, all such Permits are in full force and effect and each of the Companies is in compliance in all material respects with the Permits held by it. Since January 1, 2012, no event has occurred that, with or without notice or lapse of time, waiver or cure period, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.15(b).

(c)            FCPA. Since January 1, 2012, none of the Companies nor, to the Knowledge of the Seller, any of its agents, has to the extent applicable, (i) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”); (ii) taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA); (iii) violated or is in violation of any provision of the Bribery Act 2010 of the United Kingdom; (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; and each Company has instituted and maintained policies reasonably designed to promote and achieve compliance with applicable anti-corruption laws and with the representation and warranty contained herein.

(d)           OFAC. None of the Companies nor, to the Knowledge of the Seller, any of their agents, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and neither the Seller nor any of its Affiliates will, directly or indirectly, use the Purchase Price amount, or lend, contribute or otherwise make available such amount to any Affiliate, joint venture partner or other Person, for the purpose of financing the activities of any Person, or in any country or territory, that, at the time of such funding, is subject to any U.S. sanctions administered by OFAC.

(e)            Anti-Money Laundering. The operations of each Company are and have been conducted since January 1, 2012 in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Company with respect to the Anti-Money Laundering Laws is pending for which notice has been received or, to the Knowledge of the Seller, threatened.

(f)             Each Company is in compliance in all material respects with the terms of its Government Contracts, including without limitation any “most favored nations” or similar preferred pricing formula for the benefit of the customer, other than immaterial breaches in an amount which together with any interest or penalties that could be assessed in respect thereof are not greater than $25,000 in the aggregate.

3.16 Insurance. Schedule 3.16 contains a list of and description of all insurance policies (other than those that are Employee Benefit Plans) maintained by each of the Companies and the Seller. Such policies are (a) valid, outstanding and enforceable policies subject to the terms, conditions, exclusions and limitations contained therein; and (b) have not been subject to any lapse in coverage since January 1, 2013. All premiums with respect to such policies covering all periods up to and including the date hereof have been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each policy. Since December 1, 2014, no written notice of cancellation or termination has been received with respect to any such policy as in effect on the date hereof. Except as set forth on Schedule 3.16, the policies set forth on Schedule 3.16 do not provide for any retrospective premium adjustment or other experience-based liability on the part of any of the Companies. Except as set forth on Schedule 3.16, there are no claims related to the business of any of the Companies pending under any such policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Seller nor any of the Companies is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such policies. Except as set forth on Schedule 3.16, to the Knowledge of the Seller, the policies set forth on Schedule 3.16 are of the type and in the amounts customarily carried by Persons conducting a business similar to the Companies and are sufficient for compliance with all applicable Laws and any Material Contract to which each of the Companies is a party or by which it is bound.

3.17         Material Contracts.

(a)            Schedule 3.17(a) sets forth a complete list of each executory contract, lease or other written agreement to which any of the Companies is a party, other than customer or supplier purchase orders entered into in the ordinary course of business (the “Material Contracts”), and which constitute:

(i)         A lease of real or personal property involving annual consideration or expenditure in excess of $100,000 or involving performance over a period of more than twelve (12) months;

(ii)        A collective bargaining agreement, labor union contract or any other agreement with any labor union or employee association that gives a labor union or employee association any right to represent any employees of the Companies;

(iii)       A loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise;

(iv)      An agreement involving payment or other obligations of more than $100,000 in the aggregate that is not cancelable on less than twelve (12) months’ notice;

(v)       A written employment agreement with any employee of any Company or other contract with an independent contractor or consultant (or similar arrangement) of any Company where annual consideration is in excess of $100,000, or which provides for any contractual payments or other obligations on termination of employment, different from the ones provided under the applicable Law, or that would impose any other obligations on the Companies arising directly from the transactions contemplated by this Agreement;

(vi)      A written employment agreement requiring annual payments by any Company equal to or greater than $100,000 with any employee of any Company or other contract with an independent contractor or consultant (or similar arrangement) of any Company and which are not cancellable without material penalty or without more than thirty (30) days’ notice;

(vii)     A contract or other arrangement under which a Company provides for any Tax and environmental indemnity to any Person where the cost to the Company after the Closing would be in excess of $50,000.

(viii)    A contract entered into since January 1, 2010 that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) for which there are other obligations after the closing;

(ix)       A broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting or advertising contract where the amount involves more than $50,000 annually;

(x)        A partnership or joint venture agreement;

(xi)       Any Government Contract to which any of the Companies is a party, including, but not limited to any GSA Schedule with any Governmental Entity) which involves amounts in excess of $25,000 annually;

(xii)      A contract that limits or purports to limit the ability of any of the Companies to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xiii)     A contract between or among any of the Companies on the one hand and Seller or any Affiliate of Seller on the other hand; or

(xiv)     All guaranties of any obligations of another Person or similar agreement, and all loan agreements, promissory notes, industrial revenue bonds, letters of credit or other evidence of indebtedness (short or long term), whether as a signatory, guarantor or otherwise.

(b)            There are no oral agreements (other than employment agreements) between any Company and a third Person of the specific types of agreements listed in Section 3.17(a) above where the exposure to the Company post-Closing would be in excess of $100,000 individually and $500,000 in the aggregate. Except as disclosed in Schedule 3.17(b), (i) all Material Contracts are valid and binding on each Company party to such agreement or by which its assets are bound and are in full force and effect; and (ii) neither such Company nor to the Seller’s Knowledge the other party to such Material Contract is in breach or violation of, or default under, any material provision of any Material Contract (or is alleged in writing to be in breach, violation or default) or has provided or received since the date of the Recent Balance Sheet any notice of any intention to terminate, any Material Contract. To the Knowledge of the Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)            Except as set forth on Schedule 3.17(b.), since October 1, 2014, no Company has accelerated payments under or performance under, terminated or materially modified any Material Contracts.

3.18         Employee Matters.

(a)            Except as set forth in Schedule 3.18(a), in the last five years, no Company has experienced any labor dispute, strike, lockout, any work stoppage or other similar labor disruption or material labor dispute affecting any Company or any of its employees.

(b)           Except to the extent set forth in Schedule 3.18(b), to the Knowledge of the Seller, (i) each of the Companies is in compliance in all material respects with all applicable Laws respecting employment practices, terms and conditions of employment and wages and hours (including, but not limited to, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance), and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice charge or complaint against any of the Companies pending before the National Labor Relations Board or any similar state agency or provincial tribunal; and (iii) there are no administrative charges or court complaints against any of the Companies concerning alleged employment discrimination or other employment related matters pending, or, to the Knowledge of the Seller, threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Entity.

(c)            All individuals characterized and treated by each Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of each U.S. Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. With respect to each Government Contract, each U.S. Company is and has been in compliance in all material respects since January 1, 2012 with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. Each Company maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Except as set forth in Schedule 3.18(c), the Company is not, and has not been for the past four years, the subject of any Action for which written notice has been received by any Company by any Governmental Entity in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. Since January 1, 2012, no Company has been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

(d)           None of the Companies is a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing any employee of any Company, and to the Knowledge of the Seller, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

(e)            Schedule 3.18(e) contains a list of all persons who are employees of each Company (other than the Seller Employees) as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) employee name; (ii) title or position (including whether full or part time) and which Company the person is employed by or if different than employing Company, which Company the employee substantially performs services for; (iii) hire date; and (iv) current annual base compensation rate; and (v) commission, bonus or other incentive-based compensation. Schedule 3.18(e) lists all independent contractors or consultants of the Company who have earned more than $25,000 annually from any Company in fiscal year 2014.

(f)             Except as set forth in Schedule 3.18(f) as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or will be accrued in full on the Estimated Balance Sheet) or Closing Date Balance Sheet (as the case may be) and each of the Companies has deducted and remitted to the applicable Governmental Entity the required amounts from such compensation in accordance with applicable Laws. Except as set forth in Schedule 3.18(f), there are no outstanding agreements, understandings or commitments of any Company with respect to any compensation, commissions or bonuses.

(g)           Except as set forth in Schedule 3.18(g), since January 1, 2012 there are no actions against any Company pending for which notice (oral or written) has been received by any Company, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of any Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

3.19         Employee Benefit Plans.

(a)           Schedule 3.19(a) sets forth a true and complete list of all pension, benefit, retirement, bonus compensation, consulting, profit-sharing, medical, dental, life, accident insurance, employee welfare, disability, group insurance, and other similar fringe or employee benefit plans, programs and arrangements, and sets forth any change in control, retention, severance, stock option or deferred compensation plans, bonus plans, performance awards, incentives, paid time off, vacation and sick leave plans, in each case whether or not reduced to writing and whether funded or unfunded, including, without limitation, all “employee benefit plans” (as defined in Section 3(3) of ERISA), which are provided, administered, maintained, sponsored, contributed to, or required to be contributed to, by any of the Companies or for which any of the Companies has any obligations or liability, contingent or otherwise for the benefit of, or that relate to, any current or former employees, officers, directors, retirees, independent contractors or consultants of any of the Companies or any spouse, beneficiary or dependent of such individual, or under which the Companies have or may have any liability, or with respect to which the Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as “Employee Benefit Plans,” and each individually as an “Employee Benefit Plan.” True, complete and correct copies of all the Employee Benefit Plans, including all amendments thereto, the most recent summary descriptions provided to employees and former employees, the most recent actuarial reports, most recent annual information reports and investment reports and any recent Employee Benefit Plan financial statements have heretofore been made available to the Buyer. All employee data and documents necessary to administer each Employee Benefit Plan are in the possession of the applicable Company, and are complete and correct in all material respects and in a form which is sufficient for the lawful administration of the Employee Benefit Plans. Except as set forth in Schedule 3.19(a), (i) no U.S. Company, or any corporation or trade or business under common control (within the meaning of section 414 of the Code) with a U.S. Company, has, at any time during the last six (6) years, contributed to or been obligated to contribute to any defined benefit pension plan subject to Title IV of ERISA, including any Multiemployer Plan, and no U.S. Company or any such other controlled group member has incurred, during the last six (6) years, any withdrawal liability under section 4203 or section 4205 of ERISA or liability under section 4062, section 4063 or section 4064 of ERISA that has not been satisfied in full; and (ii) no Employee Benefit Plan in which an employee or former employee of Avenue participates or has participated is a pension plan or multi-employer pension plan, as those terms are defined under the Pension Benefits Act (Ontario) or any similar applicable legislation governing registered pension plans in Canada. Each Company has separately identified in Schedule 3.19(a) (i) each Employee Benefit Plan that contains a change in control provision and (ii) each Employee Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by any Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b)           Except as set forth in Schedule 3.19(b), to the Knowledge of the Seller, there have been no “prohibited transactions” by any of the U.S. Companies within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Benefit Plan.

(c)            Except as set forth in Schedule 3.19(c), with respect to each Employee Benefit Plan (i) all payments, contributions and premiums to date have been paid in a timely fashion in accordance with the terms of each Employee Benefit Plan and applicable Law and all amounts have been properly accrued to date as liabilities, including but not limited to any incurred but not reported (“IBNR”) medical and dental expenses, of each of the Companies which have not been paid have been properly recorded on the books of such Company; (ii) each Employee Benefit Plan in all material respects has been administered in accordance with its terms and in compliance with all Laws, including for the U.S. Companies ERISA and the Code and for C&H Productos the United Mexican States Social Security Institute (Instituto Mexicano del Seguro Social), the Mexican INFONAVIT (Instituto del Fondo Nacional de la Vivienda para los Trabajadores) and the Retirement Savings System (Sistema de Ahorro para el Retiro-SAR) dispositions; (iii) each such Employee Benefit Plan for the U.S. Companies which is intended to qualify under Section 401 of the Code has received a favorable determination or opinion letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from Taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has materially adversely affected such qualification or exemption; (iv) there are no actions, suits or claims pending (other than routine claims for benefits) for which notice has been received with respect to any such Employee Benefit Plan or against the assets of any such Employee Benefit Plan; (v) no accumulated funding deficiency, as defined in ERISA or the Code, or reportable event, as defined in ERISA, currently exists with respect to any of the U.S. Companies; and (vi) any Employee Benefit Plan that is subject to section 409A of the Code has been drafted and administered in accordance with section 409A.

(d)           Except as set forth in Schedule 3.19(d) and except for any Seller Employees, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of any of the Companies to severance pay, unemployment compensation or any other payment or benefit or enhanced benefit from such Company, except as expressly provided in this Agreement; (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due from any of the Companies to any such employee or former employee (other than any Seller Employee); (iii) result in any prohibited transaction for any of the U.S. Companies which is described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available; or (iv) result in any Employee Benefit Plan becoming terminable other than at the sole discretion of any of the Companies.

(e)            Except as set forth in Schedule 3.19(e), no Company has liability for post-employment or post-retirement benefits, including but not limited to life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to such Company.

(f)             To the Knowledge of the Seller, there have been no breaches of any fiduciary duty owed to any member, former member or their beneficiaries in respect of any Employee Benefit Plan.

3.20         Environmental Matters.

(a)            To the Knowledge of the Seller, each of the Companies is in compliance since January 1, 2012 in all material respects with all applicable Environmental Laws and Environmental Permits. Without limiting the foregoing, to the Knowledge of the Seller C&H Productos is in compliance in all material respects with the applicable Ley General del Equilibrio Ecológico y la Protección al Ambiente since January 1, 2012. Also without limiting the foregoing, Avenue is in compliance in all material respects with the applicable Environmental Protection Act (Ontario) and the Environmental Protection and Enhancement Act (Alberta). Except as set forth in Schedule 3.20(a), to the Knowledge of the Seller no Company has received in the last three years any written claim, request for information, complaint, citation, report or other written notice regarding any liabilities or potential liabilities under applicable Environmental Laws (“Environmental Notice”), including, without limitation, any communication that any Company is not in such compliance or is liable for remediation, cost recovery or contribution under CERCLA.

(b)            Except as set forth on Schedule 3.20(b), to the Knowledge of the Seller, since January 1, 2012, no Company has stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Substance, or owned or operated any facility or property, in a manner not otherwise in material compliance with applicable Environmental Laws.

(c)            There are no Environmental Claims pending for which written notice has been received since January 1, 2012 or, to the Knowledge of the Seller, threatened, in the last three (3) years against any Company, in either case arising out of (i) any real property currently or formerly owned, leased or operated by any Company or (ii) any current or former operations of any Company.

(d)           Except as set forth on Schedule 3.20(d), no Company (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance or liability under with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, and no investigation, litigation or other proceeding is pending or threatened for which written notice has been received with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted by any third-party indemnitee for any non-compliance with or liability under any Environmental Law or relating to any Hazardous Substances.

(e)            None of the real property owned or leased by any U.S. Company is listed or to the Knowledge of Seller proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state, local or foreign list of sites requiring investigation or cleanup.

(f)            Since January 1, 2012, each Company has obtained, or has timely applied for, all Environmental Permits necessary under applicable Environmental Laws to conduct its business and operations as currently conducted.

3.21         Proprietary Rights.

(a)            Schedule 3.21(a) lists all Company IP Registrations and common law trademarks, whether or not registered, that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars.

(b)           Schedule 3.21(b)(i) lists all Company IP Agreements. The Company is not a party to any software agreements (other than commercially available “canned” or shrinkwrapped software) with an annual value in excess of $20,000, except for those software agreements listed in Schedule 3.21(b)(ii). The Seller has provided the Buyer with true and complete copies of all such Company IP Agreements set forth on Schedule 3.21(b)(i), including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on each Company in accordance with its terms and is in full force and effect. Since January 1, 2014, none of the Companies, nor to the Knowledge of the Seller, any other party thereto is in breach of or default under, or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c)            Except as set forth in Schedule 3.21(c), each Company is the sole and exclusive legal and beneficial owner, and with respect to Company IP Registrations, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of such Company’s current business or operations, in each case, free and clear of Liens. Except for the Eurokraft mark and as set forth on Schedule 3.21(c), none of the Seller’s Affiliates own any of the trademarks, copyrights, domains, trade secrets, or patents used by any Company that are necessary for the conduct of such Company’s current business or operations.

(d)            The consummation of the transactions contemplated hereunder will not result in the loss or impairment of nor require the consent of any other Person in respect of, each Company’s right to own, any Company Intellectual Property set forth on Schedule 3.21(a).

(e)To the Seller’s Knowledge, each Company’s rights in its Intellectual Property are valid, subsisting and enforceable. Each Company has taken all reasonable steps to maintain such Company’s Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in Company Intellectual Property.

(f)             To the Seller’s Knowledge, the conduct of each Company’s business as currently and formerly conducted, and the products, processes and services of each Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any of the Company’s Intellectual Property.

(g)           Except as set forth on Schedule 3.21(g) to the Seller’s Knowledge, there are no Actions (including any oppositions, interferences or re-examinations) settled in the last five (5) years, pending or threatened (including in the form of offers to obtain a license) for which notice has been received: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by any Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or any of the Company’s rights with respect to such Company Intellectual Property; or (iii) by any Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any of the Company Intellectual Property. To the Seller’s Knowledge, no Company is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(h)           Schedule 3.21(h) lists all social media accounts used in the Business by the Companies.

(i)             To the Seller’s Knowledge, each Company has a valid right to use the content on the websites that each Company uses for its current business or operations.

3.22         Brokerage. Except as set forth on Schedule 3.22, no Company will be liable for any brokerage commissions, finders’ fees, or similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

3.23         Seller Contracts and Services; Related Party Transactions; Intercompany Indebtedness.

(a)            Seller Contracts and Services. Schedule 3.23(a) sets forth a true and complete list of (i) the contracts which any of the Companies participate in by virtue of being a subsidiary of the Seller and which following the Closing such Company will not be permitted to participate in, and (ii) material services provided by the Seller or its Affiliates to any of the Companies which service will not be provided to such Company following the Closing, in either case (i) or (ii) and which are not being temporarily continued following the Closing pursuant to the Transition Services Agreement.

(b)            Related Party Transactions. Except as set forth in Schedule 3.23(b), (i) there are no outstanding notes, accounts or other obligations payable to the Seller or any of its Affiliates by, or advance by, or advances by the Seller or any of its Affiliates to any of the Companies, and neither the Seller nor any of its Affiliates is otherwise a creditor of any of the Companies; (ii) there are no outstanding notes, accounts or other obligations payable to any of the Companies by, or advance by, or advances by any of the Companies to, and none of the Companies is otherwise a creditor of the Seller or any of its Affiliates; and (iii) neither the Seller nor any of its Affiliates is a lessor, owner or otherwise has any right or interest in or to any of the property, assets or business owned by any of the Companies or used by any of the Companies in connection with its business operations. Schedule 3.23(b) sets forth a true and complete list of all contracts, agreements and understandings (written or oral) between any of the Companies (on the one hand) and the Seller and any of its other Affiliates (on the other hand) that are material to the financial condition or business operations of any of the Companies.

(c)            Intercompany Indebtedness. Schedule 3.23(c) sets forth a true and complete list of (i) any indebtedness (including accrued interest) or other obligation, contingent or otherwise, from the Seller and any of its Affiliates to any of the Companies and (ii) any indebtedness (including accrued interest) or other obligation, contingent or otherwise, from any Company to the Seller or any of its Affiliates (collectively (i) and (ii), “Intercompany Indebtedness”).

3.24         Inventory.All inventory of each Company, whether or not reflected in the Recent Balance Sheets, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by each Company free and clear of all Liens, and no inventory is held on a consignment basis.

3.25         Accounts Receivable. The accounts receivable reflected on the Recent Balance Sheets of each Company and the accounts receivable arising after the date thereof and prior to Closing (a) have arisen from bona fide transactions entered into by each Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid undisputed claims of each Company to the Knowledge of the Seller, not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Recent Balance Sheets or, with respect to accounts receivable arising after the date of the Recent Balance Sheet, on the accounting records of the Company have been determined in accordance with IFRS, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

3.26         Customers and Suppliers.

(a)            Schedule 3.26(a) sets forth (i) each customer account which has paid aggregate consideration to the Companies for goods or services rendered in an amount greater than or equal to $250,000 for 2013 and as of November 30, 2014 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Schedule 3.26(a), none of the Companies has received any written notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with any Company.

(b)           Schedule 3.26(b) sets forth (i) each of the top ten suppliers for the Companies for 2013 and as of November 30, 2014 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Schedule 3.26(b) no Company has received any written notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to such Company or to otherwise terminate or materially reduce its relationship with any Company.

3.27         No Subsidiaries. Except as set forth on Schedule 3.27, none of the Companies owns or has any interest in any shares, or has an ownership interest in any other Person.

3.28         Books and Records. The minute books and stock record books of each Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of each Company contain substantially all records of all meetings, and actions taken by written consent of, the stockholders, members, the board of directors, board of managers, and any committees of the board of directors (or equivalent) of each Company. At the Closing, all of those books and records will be in the possession of each Company or the Buyer.

3.29         Customer Lists. Other than as acquired from or made available by any unaffiliated third party provider of rented or leased customer lists generally made available in the marketplaces in which the Business is conducted, none of the Seller nor any of its Affiliates has received or obtained since January 1, 2008, or has possession of any customer list or portion thereof of any of the Companies, and neither the Seller nor any of the Companies or any other Affiliates of Seller has sold or transferred any ownership interest, title to or rights in any such customer list or portion thereof to any third party, other than industry standard rental/lease arrangements as described in this sentence.

3.30         No Other Representations and Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE III OF THIS AGREEMENT (INCLUDING THE DISCLOSURE SCHEDULES AND UPDATED SCHEDULES) THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO THE BUYER OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AND THE SELLER EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THE AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

4.1          Organization. The Buyer is validly existing and in good standing under the Laws of the State of Delaware. The Buyer has all requisite power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by the Buyer and to carry out the obligations hereunder and to consummate the transactions contemplated hereby and thereby.

4.2           No Violation. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby will not cause a material breach or violation of or default under any provision of (a) the Governing Documents of the Buyer; (b) any material contract to which the Buyer is a party or by which the Buyer is bound; or (c) any Law.

4.3           Authority; Validity. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of the Buyer. No other corporate act or proceeding on the part of the Buyer is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Buyer pursuant hereto or the consummation by the Buyer of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Buyer pursuant hereto will constitute, valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

4.4           Third Party Consents. No approval, authorization, notice, consent or other action by or filing with any Person is required for the Buyer’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

4.5          Investment/Operational Intent.

(a)            The Buyer has sufficient sophistication, knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of the transactions contemplated by this Agreement and protect the Buyer’s own interests.

(b)            The Buyer has been given access to information requested regarding each of the Companies and their assets, liabilities, and financial condition, including the opportunity to ask questions of and receive answers from the officers of each of the Companies concerning the present and proposed activities of each of the Companies and to obtain the information which the Buyer deems necessary or advisable in order to evaluate the merits and risks of the transactions contemplated by this Agreement, and the Buyer has made its own independent investigation of each of the Companies and the merits and risks of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Seller expressly acknowledges and agrees that the Buyer has relied solely on the representations and warranties of the Seller expressly and specifically set forth in this Agreement, including the Disclosure Schedule and the Updated Schedules and any other document executed by the Seller and delivered contemporaneously with the execution hereof.

(c)            The Buyer is acquiring the Purchased Equity and Mexican Purchased Equity for investment for the Buyer’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with any “distribution” within the meaning of the Securities Act of 1933 (the “Securities Act”) or of any applicable securities Laws. The Buyer does not presently have any contract, undertaking, agreement, or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Purchased Equity and Mexican Purchased Equity. The Buyer understands that the availability of an exemption from registration or from prospectus requirements under the applicable securities Laws depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Buyer’s representations as expressed in this Agreement. The Buyer was not created, and is not being used, solely to purchase and hold securities in reliance on an exemption from registration or from prospectus requirements under applicable securities Laws.

4.6           Knowledge. The Buyer has no knowledge of any breaches of any of the representations or warranties made by the Seller herein.

4.7           Financing. The Buyer has available cash resources in place in an amount sufficient to satisfy all of the Buyer’s obligations under this Agreement and to close the transactions described in this Agreement.

4.8           Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Buyer’s knowledge, threatened against or by the Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

From and after the date of this Agreement, the Parties shall comply with the following covenants:

5.1          Access to Information and Records. During the period prior to the Closing, the
Seller shall cause each of the Companies to give the Buyer and its counsel, accountants and other representatives (i) with the prior consent of the Seller which consent shall not be unreasonably withheld, reasonable access during normal business hours to the properties, books, records, contracts and documents of each of the Companies for the purpose of inspection, investigation and testing; and (ii) with the prior consent of the Seller in each instance, access to the officers of each of the Companies for the purposes of such meetings and communications as the Buyer reasonably desires. All access provided pursuant to this Section 5.1 shall be coordinated through Cleary Gull, the Chief Financial Officer of the Seller, or Quarles & Brady LLP.

5.2          Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or approved in writing by the Buyer (which approval shall not be unreasonably withheld), the Seller shall cause each of the Companies to comply with the following covenants:

(a)            No Material Changes. Each of the Companies shall carry on the Business in the ordinary course and substantially the same manner as heretofore conducted; provided that any of the Companies and the Seller may take any actions needed to close the transactions contemplated by this Agreement.

(b)            Maintain Organization. Each of the Companies shall use commercially reasonable efforts to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of such Company and to keep the business organization of such Company intact.

(c)            No Corporate Changes. No Company shall amend its Governing Documents or redeem, purchase or otherwise acquire any of the Equity, except for the capital contributions being made to certain Companies or dividends being paid by certain Companies related to the settlement of the intercompany indebtedness.

(d)            Each of the Companies shall preserve and maintain all of its Permits.

(e)            Each of the Companies shall pay its debts, Taxes and other obligations when such become due and payable.

(f)             Each of the Companies shall maintain the fixed and leased assets owned, operated or used by each Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear.

(g)            Each of the Companies shall continue in full force and effect without any adverse modifications all insurance policies set forth on Schedule 3.16, except as required by applicable Law.

(h)           Each of the Companies shall perform all of its obligations under all Material Contracts in the ordinary course of business.

(i)             Each of the Companies shall maintain its books and records in accordance with past practice.

(j)             Each of the Companies shall comply in all material respects with all applicable Laws.

5.3           Efforts to Close.

(a)            Each Party will use commercially reasonable efforts to cause the conditions to its respective obligations to consummate the Closing to be satisfied (including the preparation, execution and delivery of all agreements and instruments contemplated hereunder to be executed and delivered by such Party in connection with or prior to the Closing).

(b)           The Buyer acknowledges and agrees that the Companies and their Affiliates have no responsibility for any financing that the Buyer may raise in connection with the transactions contemplated hereby, and no responsibility for the content of any rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents prepared by or on behalf of the Buyer or any of its affiliates, or the Buyer’s financing sources, in connection with the Buyer’s financing activities in connection with the transactions contemplated hereby.

5.4           Exclusivity. Until the Closing occurs or this Agreement is terminated in accordance with its terms (the “Exclusivity Period”), (i) neither Seller nor any Company nor their representatives, shall, and shall not permit any other person including, without limitation, Cleary Gull and/or Quarles & Brady LLP, directly or indirectly, to solicit or negotiate any proposal for or continue any negotiation with respect to a transaction involving the Purchased Equity or any sale of substantially all of the assets outside the ordinary course of business involving any Company and (ii) neither Seller nor any Company nor their representatives including, without limitation, Cleary Gull and/or Quarles & Brady LLP, shall solicit or negotiate any proposal regarding the sale of any Company directly or indirectly to or with any other bidder for any Company or any person who has expressed interest in or submitted a bid for any Company for a transaction, or provide any information with respect to (and in this regard any such person shall be denied access to the virtual data room during the Exclusive Period) any Company or communicate the terms or conditions of this Agreement. Seller and/or each Company agree that a breach of any term, covenant or provision of this Section 5.4 by any one of Seller and/or any Company or their representatives shall cause immediate, substantial and irreparable harm to Buyer, and that in any suit, action or proceeding commenced by Buyer to enforce and/or remedy such breach, an action for damages will be insufficient, and that such damages are difficult to ascertain and there is no adequate remedy at law, and, accordingly, Buyer may seek and obtain such equitable relief, including injunctive relief, against Seller and/or any Company or any third party unaffiliated with Buyer regarding negotiation and/ or consummation of any transaction with such third party directly or indirectly resulting or relating to a breach by Seller and/or any Company of their obligations hereunder. Further, the foregoing shall not be in limitation of any other remedy available to Buyer.

5.5           Publicity. The Confidentiality Agreement by and between Cleary Gull and the Buyer dated as of August 13, 2014, as amended to the date hereof, shall remain in full force and effect (the “Confidentiality Agreement”). None of the Seller, the Buyer or any of the Companies shall issue any notices, releases, statements and communications generally directed to employees, suppliers, customers and the public and the press relating to the transactions contemplated by this Agreement without the prior consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any Party or its Affiliate may make a public announcement of the proposed or consummated transaction, if, in the opinion of counsel, such announcement is required to comply with any Law or any rule or regulation of any securities exchange or securities quotation system and such Party shall, to the extent practicable, consult with the other Party with respect to such announcements and give reasonable prior written notice of its intent to issue such announcement.

5.6          Notice of Certain Events.

(a)            From the date hereof until the Closing, the Seller shall promptly notify the Buyer in writing:

(i)         of any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VI to be satisfied;

(ii)       of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)      of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(iv)      of any actions commenced for which notice or service of process has been received or, to the Knowledge of the Seller, threatened against, relating to or involving or otherwise affecting the Seller or any Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.3 and 3.15 or that relate to the consummation of the transactions contemplated by this Agreement.

(b)           The Buyer’s receipt of information pursuant to this Section 5.6 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedule or any Updated Schedule, except as permitted pursuant to Section 5.7 hereof.

5.7          Disclosure Schedule.

(a)           Disclosure Schedule. Contemporaneously with the execution and delivery of this Agreement, the Seller is delivering to the Buyer the Disclosure Schedule. The Disclosure Schedule and any Updated Schedules delivered pursuant to Section 5.7(b) are deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of the Seller contained in this Agreement. If a document or matter is disclosed in the Disclosure Schedule or any Updated Schedule, it shall be deemed to be disclosed for all purposes of this Agreement without necessity of specific repetition or cross-reference; however, the inclusion of any item in the Disclosure Schedule shall not be construed as an indication of the materiality or lack of materiality of such item.

(b)           Updates. From time to time prior to the Closing Date, the Seller shall supplement or amend the Disclosure Schedules (individually an “Updated Schedule” and collectively “Updated Schedules”) with respect to any matter which, if existing or occurring at the date of this Agreement, was or would have been required to be set forth or described in such Disclosure Schedule; provided however, that such supplement or amendment is being provided for informational purposes and (i) any such supplement or amendment relating to an event that occurs prior to the date of this Agreement may be considered a breach of the applicable representation, warranty and/or covenant and entitle Buyer to terminate this Agreement pursuant to Section 9.1(c)(ii), but any such breach shall not survive the Closing should Buyer consummate the Closing; and (ii) any such supplement or amendment is not attributable to any breach by Seller of Section 5.2 hereof.

(c)            Notification. Prior to the Closing, the Buyer shall promptly inform the Seller in writing if the Buyer obtains actual knowledge that any representation or warranty of the Seller in this Agreement, the Disclosure Schedule or an Updated Schedule (if any) hereto is not true and correct in all material respects, or if the Buyer obtains knowledge of any material errors in, or omissions from, the Disclosure Schedule or an Updated Schedule. The foregoing notice will not be deemed to have cured any breach of a representation or warranty of Seller which otherwise might have existed, but such breach shall not survive the Closing should Buyer elect to waive such breach and nevertheless proceed to consummate the Closing.

5.8           Indemnification of Directors, Officers and Others.

(a)            From and after the Closing Date, the Buyer shall cause each of the Companies to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law and to the extent provided by the Seller or a Company prior to Closing, the individuals who on or prior to the Closing Date were directors, managers, officers or employees of each of the Companies (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such. All rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date (including provisions respecting the advancement of expenses) as provided in the respective Governing Documents of each of the Companies as now in effect, and any indemnification agreements or arrangements of each of the Companies shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Closing Date, such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law. In addition, the Buyer shall cause each of the Companies to pay or advance any reasonable expenses of any Indemnitee under this Section 5.8 as incurred, to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law. Notwithstanding the foregoing, any breach of a representation or warranty made by the Seller herein or any indemnification obligation owing by the Seller hereunder shall not be deemed for any reason to be a claim covered by indemnification or advancement of expenses owing to such Indemnitee under this Agreement, any Law, Governing Documents or other agreement whatsoever.

(b)           The Buyer and the Indemnitee shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)            The Buyer shall reimburse Seller for $10,000 annually for six (6) years following the Closing Date for the cost of D&O insurance to be obtained to insure against D&O related covered wrongful acts occurring at the Companies prior to the Closing Date.

(d)           The provisions of this Section 5.8: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(e)            In the event that within the six (6) year period commencing immediately after the Closing Date, the Buyer, any of the Companies, or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made for the satisfaction of the Buyer’s obligations under this Section 5.8.

(f)            The obligations of the Buyer under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.8 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third-party beneficiaries of this Section 5.8). Any Indemnitee may request proof from Buyer of the insurance required under this Section 5.8 at any time.

5.9           Retention of Records. The Buyer shall cause each of the Companies to retain all books and records relating to pre-Closing Tax, accounting or legal matters for a period of at least six (6) years from the Effective Time; provided, however, that at the end of such six (6) year period any such document or record may be disposed of by each of the Companies if such Company first offers to surrender possession thereof to the Seller. The Seller shall have the right during business hours, upon reasonable notice to the Buyer, to inspect and make copies of any such records for any reasonable purpose. The Seller shall retain all books and records relating to pre-Closing Tax, accounting or legal matters for a period of at least six (6) years from the Effective Time which relate to any Company and their operations; provided, however, that at the end of such six (6) year period any such document or record may be disposed of by the Seller if the Seller first offers to surrender possession thereof to the Buyer. The Buyer shall have the right during business hours, upon reasonable notice to the Seller, to inspect and make copies of any such records for any reasonable purpose.

5.10         Benefits. Seller and Buyer shall work together to split the Seller’s health, dental and vision plans and Seller’s stop loss insurance provided by Sun Life into separate plans, one for the Benefit of the U.S. Company employees and one for Seller and its Affiliate’s employees (the “Plan Split”). The Parties shall use commercial reasonable efforts to affect the Plan Split by February 28, 2015. Following the Plan Split, Buyer will maintain a health insurance plan for U.S. Companies' employees through December 31, 2015 that is substantially similar to Seller's health insurance plan as set forth on Schedule 3.19(a) with claims administered by UHC and stop loss insurance provided by Sun Life.

5.11         Employee Benefit Plans.

(a)            401(k) Plan. Effective as of the Closing Date, the Buyer shall provide access to each of the U.S. Companies’ employees to the Buyer’s existing retirement plan that is intended to be qualified under Section 401(a) of the Code (the “Buyer Retirement Plan”). The Buyer shall credit or cause to be credited the service of each of the U.S. Companies’ employees with the U.S. Companies for purposes of eligibility and vesting under the Buyer Retirement Plan, subject to applicable Law.

(b)           Distribution of Retirement Accounts. The Seller shall retain its existing retirement plans (the “Seller Retirement Plans”). Buyer shall reimburse Seller for all amounts accrued at the Closing Date and subsequently paid by Seller with respect to 2015 401(k) match amounts (within 15 days of the Final Closing Date Balance Sheet), 2014 401(k) match true-up amounts, if any, (on or before March 15, 2015) and 2014 profit sharing contributions (on or before March 15, 2015). As soon as administratively practicable after the Closing Date, (i) the Seller shall cause the account balances of the Companies’ employees to be distributable and (ii) the Buyer shall cause each of Companies’ employees who were participants in the Seller Retirement Plans and who have an account balance under such Seller Retirement Plans to be permitted to elect a “direct rollover” of the account balance (including promissory notes evidencing outstanding plan loans) from the Seller Retirement Plans. The Buyer shall cause such transferred accounts and assets to be accepted by the Buyer Retirement Plan and its related trust.

(c)            Credit for Deductibles. The Buyer shall and shall cause each of the Companies to, recognize and give credit under their respective benefit plans for all amounts applied to deductibles, out-of-pocket maximums, co-payments and other applicable benefit coverage limits with respect to expenses incurred by employees of each of the Companies under the Employee Benefit Plans for that portion of the calendar year remaining following the Closing Date.

(d)            Flexible Spending Accounts. Effective as of the Closing Date, the Buyer shall adopt for the benefit of the employees of each of the U.S. Companies a Code Section 125 Plan containing flexible spending accounts, shall credit all such employees with a balance (positive or negative) under such flexible spending accounts equal to the balance credited to each such employee under the flexible spending account of each of the U.S. Companies prior to the Closing Date, and shall reimburse each such employee for eligible expenses incurred during the plan year that had not previously been reimbursed under the applicable flexible spending account under the Employee Benefit Plans prior to the Closing Date. As soon as reasonably practicable after the Closing Date, to the extent not reflected as a liability on each of the U.S. Companies’ books and records, the Seller shall pay to the Buyer the amount of the aggregate balances of the employees of the U.S. Company in the flexible spending accounts of each of the U.S. Companies prior to the Closing Date, if such amount is positive, and the Buyer shall pay the Seller the amount of such aggregate balances, if such amount is negative.

(e)            Bonus Plans. On or before March 15, 2015, the Buyer shall pay in cash all amounts accrued on the Final Closing Date Balance Sheet related to the TAKKT Bonus Programs to each Company participant in the TAKKT Bonus Programs in the amount accrued with respect to such participant; provided, that in the event that any of the Companies terminate the employment of any participant for “Cause” (as defined in the employment agreements), on or before March 15, 2015, the Buyer shall not be required to pay the amount accrued in respect of such participant unless the terms of the employee’s employment agreement or applicable Law require the payment of such bonus.

(i)         Buyer will be solely responsible for the costs of any welfare benefits, including but not limited to vision, dental and health benefits, for the employees of each of the U.S. Companies after the Closing.

(ii)       As a limited accommodation to Buyer, Seller agrees to cover the employees of each of the U.S. Companies under the Seller’s health, dental and vision plans on the same terms as those employees were covered by those plans prior to the Closing. The coverage provided to the employees of each of the U.S. Companies under each of such plans in this Section 5.11(e) shall commence on the Closing and shall continue until the effective date of each respective Plan Split (the “Coverage Period”).

(iii)      Buyer agrees to reimburse Seller for the cost of providing coverage to the employees of each of the U.S. Companies (other than the Seller Employees) during the Coverage Period pursuant to Section 5.11(e)(ii). For this purpose, the cost of providing coverage to the employees of each of the U.S. Companies shall mean: (a) the cost of payments made by the Seller’s plans for claims incurred by the employees of each of the U.S. Companies during the Coverage Period which are not reimbursed by insurance, (b) the cost of any stop loss or other similar insurance for the employees of each of the U.S. Companies, (c) the reasonable cost of a third party administering the Seller’s plans with respect to the employees of each of the U.S. Companies, and (d) the portion of, or increase in, any government-imposed penalty or fee, including but not limited to the Patient-Centered Outcomes Research fee (under 26 U.S.C. § 4376) or the reinsurance contribution (under 45 C.F.R. § 153.400), attributable to the Seller’s provision of coverage for the employees of each of the U.S. Companies during the Coverage Period. Buyer shall pay Seller the sums due hereunder in immediately available U.S. funds within five (5) business days after receipt of Seller’s written demand therefor, which demand shall include, for payments described in (a) above, substantiation from the third party administrator of Seller’s plans of the amounts claimed in the same form as is provided by such administrator to Seller and, for payments described in (b), (c), and (d) above, reasonable substantiation of the amounts paid. If payment of any sum due hereunder is not received within fifteen (15) days following receipt of Seller’s written demand therefor, the sum due shall bear interest until paid at the annual rate of nine percent (9%) or the highest non-usurious rate chargeable under the laws of the State of Delaware, whichever is lower.

(iv)      The coverage being made available to the employees of each of the U.S. Companies under the Seller’s plans pursuant to this Section 5.11(e) shall terminate on the last day of the Coverage Period, and Seller shall have no obligation to provide any coverage under Seller’s plans beyond such date or to provide any additional or other coverage. Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims, actions, proceedings, damages, losses, liabilities or expenses (including reasonable attorneys’ fees) suffered or incurred by Seller as a result of Seller’s provision of coverage under Seller’s plans to any employee of the U.S. Companies or the non-availability of coverage under Seller’s plans after the Coverage Period, unless any such claim, action, proceeding, damage, loss, liability or expense results from Seller’s negligence, willful misconduct or intentional fraud. Buyer’s payment obligations under this Section 5.11(e) and indemnity obligations under this Section 5.11(e) shall survive the termination of the Agreement.

(v)       Nothing in this Section 5.11(e) shall be deemed to create a post-Closing employer-employee, fiduciary or contractual relationship between Seller and any employee of the U.S. Companies who is provided with coverage under the Seller’s plans during the Coverage Period.

(vi)      No provision is intended to be an amendment to any employee benefit plan maintained by the Seller or any of the Companies and this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.12         Tax Matters.The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain Tax matters following the Closing Date.

(a)            Tax Liability. The Seller shall be responsible for (i) all Taxes (or the non-payment thereof) of the Companies for all Pre-Closing Tax Periods, (ii) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 under the Code or any analogous or similar Law, and (iii) any and all Taxes of any Person imposed on any Company as a transferee or successor, by contract or pursuant to any Law which Taxes relate to an event or transaction occurring on or before the Closing Date. The Buyer shall be responsible for all other Taxes of the Companies. Notwithstanding anything to the contrary herein, the Seller shall not be responsible for any Taxes (including without limitation value added Taxes, sales and use Taxes, GST, CST, payroll Taxes, real and personal property Taxes for any Real Property or personal property, including the Milwaukee Property, and Ohio CAT Tax), to the extent of the amount such Taxes were accrued on the Final Closing Date Balance Sheet. Seller retains all income Tax liability for Pre-Closing Tax Periods, which will not be accrued on the Final Closing Date Balance Sheet.

(b)           Straddle Period. For purposes of this Agreement, in the case of any Taxes that are payable with respect to any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of any such Taxes that constitutes Pre-Closing Taxes shall: (a) in the case of Taxes that are either (i) based upon or related to, income, receipts, payroll or other items of operating income or expense, or (ii) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (b) in the case of Taxes (other than those described in clause (a) above) that are imposed on a periodic basis or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (a) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(c)            Tax Returns Filed after the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies due after the Closing Date, including those relating to periods ending on or prior to the Closing Date which are required to be filed after the Closing Date. In respect of Tax Returns of the Companies for periods ending on or before the Closing Date or for Straddle Periods, the Buyer shall provide the Seller with such Tax Returns, along with an allocation of the portion of such Taxes shown on such Tax Return that are attributable to a Pre-Closing Tax Period, no later than thirty (30) days prior to the due date thereof, for the Seller’s review, comment, and approval, such approval not to be unreasonably withheld. The Seller shall reimburse the Buyer for any Taxes attributable to a Pre-Closing Tax Period. The Buyer will not amend, and will not permit any Company to amend, any Tax Returns that relate to any Pre-Closing Tax Periods without the written consent of the Seller, such consent not to be unreasonably withheld. In the event of a dispute between the Buyer and the Seller with respect to the Tax Returns described herein, such dispute shall be submitted to the Independent Accountants for final resolution and such dispute shall be administered in accordance with the procedures set forth in Section 2.4. Upon resolution of all disputed items, the relevant Tax Return shall be adjusted to reflect such resolution and shall be binding upon the Buyer and the Seller without further adjustment.

(d)           Audits.

(i)         If the Buyer or any Company receives any written notice from a Taxing authority of any examination, investigation, audit or other proceeding in respect of any Tax Return for any Pre-Closing Tax Period, including any Straddle Period (an “Audit Notice”), the Buyer will provide or cause to be provided to the Seller a copy of such Audit Notice within ten (10) business days of the Buyer or such Company receiving such Audit Notice and, further, if any Taxing authority issues to the Buyer or any Company a written notice of deficiency, a written notice of reassessment, a written proposed adjustment, or a written assertion of claim or demand concerning a Pre-Closing Tax Period or Straddle Period (each of the foregoing for which written notice is received, a “Proposed Deficiency”), the Buyer or such Company shall notify the Seller of its receipt of such communication from the Taxing authority within five (5) business days after receiving such notice of Proposed Deficiency.

(ii)        The Seller shall control any examination, investigation, audit, or other proceeding, including any proceeding with respect to, or the defense of, a Proposed Deficiency (each, a “Tax Proceeding”) at its sole cost and expense in respect of any Pre-Closing Tax Period of any Company, provided that the Buyer and any Company shall have the right to participate in such Tax Proceeding at the Buyer’s or such Company’s sole cost and expense. Notwithstanding the foregoing, the Buyer shall control at its sole cost and expense any Tax Proceeding in respect of any Straddle Period of such Company, provided that the Seller shall have the right to participate in such Tax Proceeding at its sole cost and expense. The Seller shall not agree to any settlement of, or entry of any judgment arising from, any Tax Proceeding which it controls without the prior written consent of the Buyer if such settlement or entry of judgment would be reasonably expected to increase the Buyer’s or any Company’s liability for Taxes hereunder, and the Buyer shall not agree to any settlement of, or entry of any judgment arising from, any Tax Proceeding which it controls without the prior written consent of the Seller if such settlement or entry of judgment would be reasonably expected to increase the Seller’s liability for Taxes hereunder. When deemed appropriate by the Seller, the Buyer shall cause the Companies to authorize by appropriate powers of attorney such Persons as the Seller shall designate to represent Companies with respect to any Tax Proceeding that the Seller has the right to control pursuant to this Section 5.12(d), it being agreed that such powers of attorney shall be limited to only authorize such Persons to represent the Companies with respect to any Tax Proceeding.

(e)            Cooperation on Tax Matters. The Buyer and the Seller agree to fully cooperate with each other and to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees, agents, auditors and representatives available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to any Company as is reasonably necessary for the preparation or filing of any Tax Return (including any amended Tax Return) or election in respect thereof, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. The Buyer and the Seller agree to retain, or cause to be retained, all books and records with respect to Tax matters pertinent to the Companies relating to any Tax period beginning on or prior to the Closing Date until the expiration of the statute of limitations for assessment of the applicable Taxes (and, to the extent notified by the Buyer or the Seller, any extension thereof). The Buyer and the Seller further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Taxing authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(f)             Tax Refunds and Credits; Tax Benefits. All refunds of Taxes or credits in lieu of refunds of Taxes (including interest thereon) attributable to Pre-Closing Tax Periods (including the pre-Closing portion of any Straddle Period) shall be for the account of the Seller, except to the extent such refunds or credits: (i) were included in Final Closing Date Balance Sheet, (ii) are attributable to an audit adjustment to the extent that the Buyer, the Companies or an Affiliate is caused to suffer a corresponding increase in Tax as a result of such adjustment, or (iii) are attributable to the carryback of a loss, credit or other Tax attribute from a Taxable period (including the portion of any Straddle Period) that ends after the Closing Date. Any such amounts shall be paid by the Buyer to the Seller within five (5) business days of receipt or crediting.

(g)            Transfer Taxes. All sales, use, transfer, documentary, stamp or other similar Taxes payable as a result of the consummation of the transactions contemplated hereby shall be split equally between the Parties.

(h)           Payments Related to Taxes. Any payments with respect to Taxes made by the Seller to the Buyer, or made by the Buyer to the Seller, pursuant to this Agreement shall be treated as an adjustment to the consideration paid and received for the Purchased Equity and Mexican Purchased Equity.

(i)             Buyer shall take no action outside of the ordinary course of business related to any Company on the Closing Date, such as a merger or other event that may cause an adverse tax impact to Seller and its Affiliates on the Closing Date.

5.13         Escheatment Cooperation.

(a)            The Buyer and the Seller agree to fully cooperate with each other and to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees, agents, auditors and representatives available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to any Company as is reasonably necessary for the preparation or filing of any Escheatment Payment filing (including any amendment of any filing that has previously been made with any state), and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Escheatment Payments. The Buyer and the Seller agree to retain, or cause to be retained, all books and records with respect to Escheatment Payment matters pertinent to the Companies relating to any period beginning on or prior to the Closing Date until the expiration of the statute of limitations for assessment of the applicable Escheatment Payments (and, to the extent notified by the Buyer or the Seller, any extension thereof). The Buyer and the Seller further agree, upon request, to use their reasonable efforts to obtain any document from any authority or any other Person as may be necessary to mitigate, reduce or eliminate any Escheatment Payment that could be imposed; and

(b)           Seller shall have the right to assume the defense of any claims that relate to Escheatment Payments.

5.14         Indebtedness. The Companies will satisfy all Indebtedness prior to the Closing or out of the transaction proceeds.

5.15         Insurance. Commencing on the Closing Date, the Buyer and each of the Companies shall be responsible for obtaining replacement insurance policies for each of the Companies. The Buyer acknowledges and agrees that neither the Seller nor its Affiliates shall have any obligation to provide any insurance of any kind to any Company after the Closing Date. Any coverage provided by Seller and its Affiliates or Franz Haniel & Cie GmbH shall terminate on the Closing Date.

5.16         Conflicts and Privilege. The Buyer acknowledges that Quarles & Brady LLP, Cannizzo and Stikeman represent the interests of the Seller in the transactions contemplated by this Agreement. The Buyer hereby agrees that, in the event a dispute arises after the Closing between the Buyer and the Seller, Quarles & Brady LLP, Cannizzo and Stikeman may represent the Seller in such dispute even though the interests of the Seller may be directly adverse to the Buyer or to any of the Companies, and even though Quarles & Brady LLP, Cannizzo and Stikeman may have represented any of the Companies in a matter substantially related to such dispute, or may be handling ongoing matters for the Buyer or any of the Companies. The Buyer further agrees that, as to all communications among Quarles & Brady LLP, Cannizzo, Stikeman, any of the Companies and the Seller that relate in any way to the transaction contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Seller and may be controlled by the Seller, and shall not pass to or be claimed or controlled by the Buyer or any of the Companies. Notwithstanding the foregoing, in the event a dispute arises between the Buyer or any of the Companies and a party other than a Party to this Agreement after the Closing, any Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Quarles & Brady LLP, Cannizzo and Stikeman to such third party; provided, however, that the Buyer or such Company may not waive such privilege without the prior written consent of the Seller.

5.17         Non-competition; Non-solicitation.

(a)           For a period of two (2) years commencing on the Closing Date (the “Restricted Period”) other than in respect of a Permitted Business, the Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, investor, consultant or otherwise; or (iii) intentionally interfere in any material respect with the Business relationships (whether formed prior to or after the date of this Agreement) between any Company and customers or suppliers of such Company. Notwithstanding the foregoing, the Seller may own, directly or indirectly, solely as an investment, up to two (2%) percent of the capital stock of any corporation required to file reports pursuant to the Securities Exchange Act of 1934, or any Person the securities of which are listed on a recognized stock exchange.

(b)           During the Restricted Period, the Seller shall not, and shall not permit any of its Affiliates in the Territory to, directly or indirectly, hire or solicit any employee of any Company or the Buyer or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c)            During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any customers of the Company for purposes of diverting their Business from any Company regarding any of the products and services comprising the Business as conducted on the Closing Date. The foregoing prohibition shall not prevent Seller or any Seller Affiliate from (i) soliciting business from any Person who or which purchased a product or service from Seller or such Seller Affiliates, as applicable, before the Closing Date, (ii) offering any product or service for sale on any website, (iii) mailing a catalog to any Person on any mailing list acquired or leased after the Closing Date from an independent third party, or (iv) mailing a catalog to any Person in response to a request from the Person for a catalog.

(d)            The Seller acknowledges that a breach or threatened breach of this Section 5.17 would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Seller of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)            The Seller acknowledges that the restrictions contained in this Section 5.17 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.17 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.17 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f)            Notwithstanding anything to the contrary in this Agreement, Section 5.17(a) and 5.17(c) does not prevent the Seller or any of its Affiliates within the Office Equipment Group or the Specialty Products Group, as applicable, from the following “Permitted Business” (i) marketing, selling or advertising any product line Seller and any such Affiliate within such product group, as applicable, is marketing, selling or advertising as of the Closing Date, including without limitation any product line sold in its Office Equipment Group (consisting of National Business Furniture and its Affiliates) such as office accessories, av equipment, janitorial and sanitary supplies, ergonomic solutions, furniture and equipment (including without limitation mats, storage, waste receptacles, wire shelving, carts, stands, stools) and including without limitation any product line in its Specialty Products Group (consisting of Hubert, Central Restaurants and George Patton Associates and their Affiliates) such as point of sale and display lines, apparel, equipment (including wooden and stainless tables), customer convenience (including crowd control, first aid security, and loss prevention items), maintenance and back room supplies (including break room supplies, janitorial and sanitary supplies, storage materials and racks, floor maintenance, hoses, carts, racks, shelving, waste containers, mats), furniture (stacking chairs and tables), and food service, grocery and restaurant supply and restaurant equipment product lines; or, (ii) marketing, selling or advertising the product or service of any business that Seller or any of its Affiliates acquires after the date hereof, provided that less than 10% of the acquired business’ product line competes with the Business and provided that the product or service was marketed, advertised or sold by the acquired business at the time of the acquisition; or (iii) marketing, selling or advertising any product that does not compete with the Business.

5.18         Transfer of Milwaukee Property. On or prior to the Closing Date, C&H Distributors shall transfer to the Seller or its Affiliates by quit-claim deed all of its rights, title and interest in and to the Milwaukee Property on such terms as the Seller and C&H Distributors agree.

5.19         Closing Conditions. From the date hereof until the Closing, the Seller shall, and the Seller shall cause each Company to, use reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI and to consummate and make effective the transactions contemplated by this Agreement. In addition from the date hereof until the Closing, the Seller shall not, and the Seller shall cause each Company, to not breach any representation or warranty set forth in this Agreement.

5.20         Management Reports. During the period between the date of this Agreement and the Closing Date, the Seller shall deliver to the Buyer, within fifteen (15) days after the end of the relevant period monthly profit and loss account, balance sheet and management reports, in the form currently used, for each of the Companies.

5.21         Related Party Transactions. On or prior to the Closing Date Balance Sheet, the Seller shall repay, set off, waive, terminate or otherwise eliminate all related party transactions set forth on Schedule 5.21 (collectively, “Related Party Transactions.”

5.22         Intercompany Indebtedness.

(a)            The parties agree that there may be balances among the Companies at the Effective Time; provided that the Seller agrees that such balances on the Closing Date Balance Sheet and Final Closing Date Balance Sheet on a consolidated basis shall net to $0;

(b)            As part of the settlement of the intercompany indebtedness, the parties agree that the accruals for audit and tax fees payable to CliftonLarson will be transferred to the books of Seller. As part of the settlement of the intercompany indebtedness, the parties agree that the accruals for income taxes payable on the books of the Companies will be transferred to the books of Seller;

(c)            The Seller shall procure that all intercompany indebtedness among any Company on the one hand and Seller and its Affiliates (other than any Company) is settled on the Closing Date Balance Sheet and Final Closing Date Balance Sheet, including without limitation Non-Ordinary Course Receivables (other than Ordinary Course Receivables) and Non-Ordinary Course Payables (other than Ordinary Course Payables); provided that Seller shall receive credit for any Cash on the Final Closing Date Balance Sheet.

(d)            The Buyer acknowledges that it is not to be paid any of the intercompany balances other than Ordinary Course Receivables and Ordinary Course Payables, if any, on the Final Closing Date Balance Sheet from the Seller and its Affiliates. The Seller and its Affiliates are not obligated to pay any of the Companies, the Buyer and their Affiliates for the intercompany payables on the Final Closing Date Balance Sheet, other than Ordinary Course Payables and Ordinary Course Receivables.

5.23         Release of Guarantees. Both on or prior to the Closing Date and following the Closing Date, the parties shall take all necessary actions to remove the Seller and its Affiliates from all guarantees or similar obligations of the Companies, including without limitation those that have been disclosed to Buyer in a Schedule 5.23 hereto, but Buyer shall not take any action with respect to any letters of credit.

5.24         Quad Agreement. Buyer and each Company shall take all actions necessary to cause such Company to comply from the Closing Date through December 31, 2015 with the Print Agreement by and between Seller and Quad/Graphics, Inc., dated July 26, 2006, as amended, including without limitation, exclusively purchasing ink and production services including platemaking/cylinder engraving, printing, binding, mailing, and packaging and loading for shipment of such Company’s titles or programs as well as exclusively purchasing the paper for such Company’s catalog work from Quad/Graphics, Inc.

5.25         Current Employees. Buyer assumes, and agrees to indemnify and defend Seller for all Liabilities, including all payments, fines and penalties under the Workers Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., and corresponding state or local laws (collectively, “WARN”), resulting from Buyer’s failure to provide any required notices under WARN to such employees.

5.26         Employment Records. For the TAKKT and Avenue employees listed in Schedule 5.26, Seller shall keep and maintain possession of their personnel and employment files and records. To the extent any such records (in whatever format) remain in the possession of any of the Companies subsequent to Closing, Buyer agrees to promptly return to Seller, upon written request by Seller, such records, including originals and copies thereof. Buyer acknowledges that such records are the property of Seller.

5.27         Merchants. Buyer and Seller shall work together to obtain five new merchant IDs for each of the U.S. Companies and Avenue with Paymentech, LLC (collectively, the “Merchant IDs”). In addition, Seller shall provide Cybersource each of the Merchant IDs and shall cause Cybersource to test and confirm with Paymentech, LLC the authorization and settlement process for each of Merchant IDs.

ARTICLE VI
CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATIONS

Each and every obligation of the Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

6.1           Representations and Warranties True on the Closing Date. Each of the
representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) or in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect, at and as of the time of the Closing, as if made on the Closing Date and the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except for any variances caused by actions taken or omitted as permitted by Section 5.2.

6.2           Compliance With Agreement. The Seller shall have in all material respects performed and complied with all of the agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

6.3           Absence of Litigation. No action or proceeding may be pending before any
Governmental Entity in which an unfavorable judgment, decree, injunction or order would prevent the consummation of the Closing of the transactions contemplated hereby. No injunction or restraining order shall have been issued by any Governmental Entity and be in effect which restricts or prohibits any material transaction anticipated hereby.

6.4           Consents and Approvals. All approvals, consents and waivers that are listed on
Schedule 3.5 and/or Schedule 3.8 shall have been received, and executed counterparts thereof shall have been delivered to the Buyer at or prior to the Closing.

6.5           Employment of Executives. Each of David McKeon, Michael Snapper, and Nelson Rivers shall be employed by the applicable Company at Closing.

6.6           Material Adverse Effect. From the date of this Agreement and until the Closing, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect, provided, however, that a Market Break shall not be deemed a Material Adverse Effect for purposes of this condition unless substantially all of the public equity markets in the U.S. are closed for a continuous period of not less than two business days after the target closing date.

6.7           Related Party Transactions. All Related Party Transactions shall have been repaid, set off, waived, terminated or otherwise eliminated, except as expressly agreed to by the Buyer in writing and set forth on Schedule 5.21.

6.8          Documents to be Delivered by the Seller. At the Closing, the Seller shall have delivered to the Buyer the following documents, in each case duly executed or otherwise in proper form:

(a)            Instruments of Transfer. (i) Duly executed assignments separate from certificates, (ii) stock certificates and share certificates, free and clear of all Liens, duly endorsed in blank for transfer or accompanied by stock powers or irrevocable security transfer powers of attorney or other instruments of transfer duly executed in blank, in either case by the holder of record with all required stock transfer tax stamps affixed thereto, and (iii) any other certificates, documents and instruments of transfer and conveyance duly endorsed or executed by the Seller, as the case may be, representing the Purchased Equity and Mexican Purchased Equity or evidencing the transfer of the Purchased Equity and Mexican Purchased Equity .

(b)            Compliance Certificate. A certificate signed by the Seller that each of the conditions set forth in Sections 6.1 and 6.2 have been satisfied.

(c)            Liens. A release and termination of each Lien on any Company asset which is not a Permitted Lien.

(d)            Transition Services Agreement. The Transition Services Agreement signed by the Seller and each of the Companies.

(e)            Good Standing Certificates. A good standing certificate (or its equivalent) for each of the Companies from the secretary of state or similar Governmental Entity of the jurisdiction under the Laws in which such Company is organized.

(f)             Resignations. Resignations of the directors and officers of each of the Companies (but any officers of any of the Companies who are also employees of such Company need not resign from their employment with such Company or provide such release).

(g)           C&H Productos. Meeting minutes reflecting (i) the approval of the sale of the Mexican Purchased Equity by the Buyer and the admission of the Buyer as a partner to C&H Productos, (ii) resignations of the board members and appointment of a new board selected by the Buyer and provided to the Seller in writing, (iii) revocations of any powers of attorney and granting of new powers of attorney, and (iv) the Release. Likewise, copies, certified by the secretary of the board of directors or the board of managers, as applicable, of C&H Productos, of the notation in the registry book of C&H Productos evidencing the transfer of the Mexican Purchased Equity in favor of the Buyer, free of any Liens.

(h)           Resolutions. A certified copy of the resolutions of the Board of Directors (or equivalent) of each Company authorizing and approving the consummation of the transactions contemplated by this Agreement and any closing documents to be entered into by such Company.

(i)             Escrow Agreement. The Escrow Agreement signed by the Seller and the Escrow Agent.

(j)             Other Documents. Such other documents or instruments as the Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(k)            Letter. An irrevocable instruction letter executed by the Company directing JPMorgan Chase Bank, NA to terminate the cash sweep of the bank accounts of the U.S. Companies as of the end of the day on the Closing Date, and a confirmation executed by JPMorgan Chase Bank, NA accepting such instruction.

(l)             JP Morgan Chase. A release and termination of the guarantees made by the Companies executed by JPMorgan Chase Bank, NA.

(m)           Milwaukee Office Lease. The Milwaukee Office Lease signed by the Seller.

(n)           Websites. To the extent not previously transferred, Seller will transfer the URL and content of the websites for IS.com, Productos and PFI to one of the Companies.

6.9           Cybersource. Seller shall cause Cybersource to successfully test (in connection with Paymentech, LLC) the authorization and settlement process for each of the new Merchant IDs. Seller and Buyer together shall initiate the request to use each of the new Merchant IDs on the appropriate date (to coincide with the Closing Date).

6.10         Corporate Minute Books and Stock Records. The Seller shall have delivered the original corporate minute books, corporate seals and stock records of each Company to the Buyer.

6.11         Bank Accounts. The signatories to the bank accounts listed in Schedule 3.13 shall have been changed to the Buyer’s satisfaction.

6.12         Seller Employees. All employees that perform services for Seller and are set forth on Schedule 6.12, but are employed as of the date hereof by C&H Distributors, shall be transferred to Seller and will no longer be employees of C&H Distributors (the “Seller Employees”).

ARTICLE VII
CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATIONS

Each and every obligation of the Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

7.1          Representations and Warranties True on the Closing Date. Each of the
representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as if made on the Closing Date and the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

7.2           Compliance With Agreement. The Buyer shall have performed and complied in all respects with its obligations under Section 2.3 hereof and shall have performed and complied in all material respects with its other agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

7.3           Absence of Litigation. No action or proceeding may be pending before any
Governmental Entity in which an unfavorable judgment, decree, injunction or order would prevent the consummation of the Closing of the transactions contemplated hereby. No injunction or restraining order shall have been issued by any Governmental Entity and be in effect which restricts or prohibits any material transaction anticipated hereby.

7.4          Documents to be Delivered by the Buyer. At the Closing, the Buyer shall deliver to the Seller the following documents, in each case duly executed or otherwise in proper form:

(a)            Compliance Certificates. A certificate signed by the Buyer that each of the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

(b)           Certified Resolutions. A certified copy of the resolutions of the Board of Directors of the Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

(c)            Release. The Release signed by the Buyer.

(d)            Transition Services Agreement. The Transition Services Agreement signed by the Buyer.

(e)            Escrow Agreement. The Escrow Agreement signed by the Buyer.

(f)            Milwaukee Office Lease. The Milwaukee Office Lease signed by the Buyer.

(g)           C&H Productos. Meeting minutes reflecting (i) resignations of the board members and appointment of a new board, (ii) revocations of any powers of attorney and granting of new powers of attorney, and (iii) the Release.

(h)           Sublease. A sublease of Avenue’s Canadian leased property for three months for the three employees of Seller’s Affiliate;

(i)             Good Standing Certificate. A good standing certificate (or its equivalent) for the Buyer from the secretary of state or similar Governmental Entity of the jurisdiction under the Laws in which it is organized.

(j)             Other Documents. Such other documents or instruments as the Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION

8.1           Survival. All of the representations and warranties of the Parties made in this Agreement shall survive for a period of twelve (12) months after the Closing Date and thereafter be of no further force or effect; provided, the representations and warranties in Section 3.15 (Compliance With Laws) and Section 3.22 (Brokerage) shall survive for a period of two years after the Closing Date; (b) Sections 3.1 (Seller Organization and Power); 3.2 (Purchased Equity); 3.7(b)-(g) (Organizational Matters; Equity) shall survive for a period of five years after the Closing Date; (c) Section 3.19 (Employee Benefit Plans) shall survive for a period of six years after the Closing Date; (d) Section 3.20 (Environmental Matters) shall survive for a period of ten years after the Closing Date ; and (e) Section 3.10 (Tax Matters) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the Seller contained herein shall survive the Closing for the period explicitly specified therein or if not specified therein two (2) years. Notwithstanding the foregoing, such expiration will not affect a Party’s rights and obligations as to any valid claim asserted prior to such date.

8.2          General Indemnification by the Seller.

(a)            General. Subject to the provisions of this Article VIII, the Seller agrees to indemnify the Buyer and hold the Buyer and its Affiliates and their respective Representatives harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Buyer and its Affiliates, with respect to or by reason of:

(i)        Any breach of or inaccuracy in any representation or warranty made by the Seller and contained in this Agreement; or

(ii)        Any nonfulfillment or breach of any covenant, agreement or obligation to be performed by the Seller under this Agreement.

(b)           Notwithstanding anything to the contrary in this Agreement, the Buyer shall not be entitled to indemnification under Section 8.2(a)(i) or (ii):

(i)        In connection with any claim for indemnification hereunder whereby the Buyer or any of the Companies has already recovered at the time of making the indemnity claim from a third party (including any insurance provider);

(ii)       With respect to any Loss that is set forth in the Disclosure Schedule, an Updated Schedule or reflected in the Final Closing Date Balance Sheet, including any accruals or reserves included in the determination thereof;

(iii)       In connection with any claim for indemnification based upon a claim, assessment or deficiency for any Tax which arises from adjustments having the effect only of shifting income, credits and/or deductions from one fiscal period to another;

(iv)      To the extent of the value of any net Tax benefit realized (by reason of a Tax deduction, basis reductions, shifting of income, credits and/or deductions or otherwise) by the Buyer or any of the Companies in connection with the Loss that forms the basis of the Buyer’s claim for indemnification hereunder;

(v)       For any amounts for which it has already been paid; i.e. the Buyer is not entitled to recover more than once for any Loss;

(vi)      To the extent of any actual recovery from any third Person in respect of such indemnifiable Loss;

(vii)     With respect to any claim for indemnification under Section 8.2(a), unless the Buyer has given the Seller written notice of such claim, setting forth in reasonable detail the facts and circumstances pertaining thereto, (A) as soon as practicable following the Buyer’s discovery of such claim, but in no event later than twenty days after Buyer has notice, unless the failure to give notice does not adversely affect Seller’s ability to mitigate such Losses and (B) with respect to a claim under Section 8.2(a)(i), prior to the applicable date set forth in Section 8.1;

(viii)    To the extent of any insurance proceeds actually received by the Buyer or any of the Companies in connection with the facts giving rise to such indemnification;

(ix)       If and only if the Closing occurs, if the existence of such liability, the breach of representation, warranty or covenant or the falsity of the representation upon which such liability would be based is known by the Buyer prior to the Closing; and

(x)        With respect to any claim as to which the Buyer otherwise may be entitled to indemnification hereunder:

(A)         For any Losses of less than Five Thousand Dollars ($5,000) individually or when aggregated with Losses arising out of or are related to the same event or circumstance;

(B)          Until such Losses exceed one (1) percent of the Purchase Price, as adjusted pursuant to Section 2.4 (the “Basket”), in which event the Seller shall be liable for all such Losses from the first Dollar of Losses; and

(C)          For any Losses in excess of 15% percent of the Purchase Price, as adjusted pursuant to Section 2.4 (the “Cap”).

(c)            Notwithstanding Section 8.2(b)(x), the Cap and the Basket would not apply to Losses related to the following, and any such Losses would be capped at the Purchase Price and indemnifiable from the first Dollar of Loss: (i) breaches of Sections 3.1 (Seller Organization and Power); 3.2 (Purchased Equity); 3.7(b)-(g) (Organizational Matters; Equity); 3.10 (Tax Matters); 3.22 (Brokerage); 5.12 (Tax Matters) or 5.17 (Non-Competition; Non- solicitation); (ii) any liability for Taxes of any Company based on matters and activities that occurred prior to the Closing Date; (iii) any Environmental Claims at the 770 S. 70th Street, Milwaukee, Wisconsin property arising out of actions or omissions by any Company occurring prior to the Closing Date; (iv) any liability of any Company to any appropriate Governmental Entity (in excess of the accrual on the Final Closing Date Balance Sheet) related to any Escheatment Payment paid, required to be paid or that should have been paid prior to the Closing Date and/or based on matters and activities of any Company that occurred prior to the Closing Date (notwithstanding any disclosure thereof in the Disclosure Schedules); (v) any liability of Buyer or any Company with respect to the Seller’s Employees; (vi) any and all Taxes imposed on any Company that arises out of the disposition of the property at 770 S. 70th Street, Milwaukee, Wisconsin.

8.3          Indemnification by the Buyer.

(a)            Subject to the provisions of this Article VIII, the Buyer agrees to indemnify the Seller and hold the Seller harmless (and agrees to indemnify and hold harmless any persons adversely affected by the Buyer’s failure to comply with Section 5.8 of this Agreement) from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller (or such persons), with respect to or by reason of:

(i)         Any breach or inaccuracy of any representation or warranty made by the Buyer as of the Closing;

(ii)        Any nonfulfillment or breach of any covenant, agreement or obligation to be performed by the Buyer under this Agreement; or

(iii)      Any breach by the Buyer of its responsibilities pursuant to Section 5.11.

(b)           Notwithstanding anything to the contrary in this Agreement, the Seller shall not be entitled to indemnification with respect to a claim for indemnification under Section 8.3(a) unless the Seller has given the Buyer written notice of such claim, setting forth in reasonable detail the facts and circumstances pertaining thereto, unless the failure to give notice does not adversely affect the Buyer’s ability to mitigate such Losses.

8.4          Procedures for Indemnification.

(a)            If an Indemnified Party shall claim to have suffered a Loss for which indemnification is available under Section 8.2 or 8.3, as the case may be (for purposes of this Section 8.4, regardless of whether such Indemnified Party is entitled to receive a payment in respect of such claim by virtue of Section 8.2(b)(viii)), the Indemnified Party shall notify the Indemnifying Party in writing unless the failure to give notice does not adversely affect the Indemnifying Party’s ability to mitigate such Losses, which written notice shall describe the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such claim reasonably estimated by the Indemnified Party). In the event that within forty-five (45) days after the receipt by the Indemnifying Party of such a written notice from the Indemnified Party, the Indemnified Party shall not have received from the Indemnifying Party a written objection to such claim, such claim shall be conclusively presumed and considered to have been assented to and approved by the Indemnifying Party following receipt by the Indemnifying Party of a written notice from the Indemnified Party to such effect.

(b)           If within the forty-five (45) day period described in paragraph (a) above the Indemnified Party shall have received from the Indemnifying Party a notice setting forth the Indemnifying Party’s objections to such claim and the Indemnifying Party’s reasons for such objection, then the Parties shall follow the procedures set forth in Article X below with respect to the resolution of such matter.

8.5          Procedures for Third-Party Claims.

(a)            Any Indemnified Party seeking indemnification pursuant to this Article VIII in respect of any Third-Party Claim shall give the Indemnifying Party from whom indemnification with respect to such claim is sought (i) prompt written notice (but in no event more than fifteen (15) days after the Indemnified Party acquires knowledge thereof) of such Third-Party Claim and (ii) copies of all documents and information relating to any such Third-Party Claim within fifteen (15) days of their being obtained by the Indemnified Party; provided, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party for any liability hereunder except to the extent that such failure shall have prejudiced the defense of such Third-Party Claim.

(b)           The Indemnifying Party shall have the right, at its option, and expense, to defend against, negotiate, settle or otherwise deal with any Third-Party Claim with respect to which it is the Indemnifying Party and to be represented by counsel of its own choice, and the Indemnified Party will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, so long as the Indemnifying Party is contesting or defending the same with reasonable diligence and in good faith; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; provided further, that the Indemnifying Party may enter into a settlement of any such Third-Party Claim, other than Third Party Claims that impose an injunction or other equitable relief upon the Indemnified Party or could have an adverse effect on Companies’ business, operations, assets or financial condition.

8.6           Right to Cure; Mitigation. With respect to any claim that a party has breached a representation, warranty, covenant, agreement or obligation made by it in or pursuant to this Agreement, such party shall be provided with a reasonable opportunity to cure such breach before such party is required to provide indemnification to the other party with respect to such matter. Each Indemnified Party must take and must cause their respective affiliates to take all reasonable steps to mitigate and otherwise minimize the Losses to the maximum extent reasonably possible upon and after becoming aware of any event or circumstances which would reasonably be expected to give rise to any Losses, including without limitation using reasonable efforts to collect available insurance proceeds and to pursue recoveries against Persons other than the Indemnifying Party. In addition, the Buyer must cause each of the Companies to maintain following the Closing insurance coverages appropriate to each of the respective business activities.

8.7           Tax Treatment of Indemnification. The Buyer and the Seller agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all Tax purposes.

8.8           Exclusive Remedy. THE RIGHTS OF INDEMNITY PROVIDED IN THIS ARTICLE VIII ARE THE PARTIES’ SOLE AND EXCLUSIVE REMEDY ABSENT COMMON LAW FRAUD OR INTENTIONAL MISREPRESENTATION OF MATERIAL FACTS WHICH CONSTIUTE COMMON LAW FRAUD AFTER THE EFFECTIVE TIME RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND ALL OTHER RIGHTS OF INDEMNITY OR CONTRIBUTION, WHETHER CREATED BY LAW OR OTHERWISE, ARE HEREBY WAIVED; PROVIDED, THAT THE FOREGOING SHALL NOT PROHIBIT A PARTY FROM SEEKING INJUNCTIVE RELIEF, SPECIFIC PERFORMANCE OR OTHER EQUITABLE REMEDIES IN THE EVENT OF A BREACH OF SECTIONS 5.3, 5.4, 5.5, 5.8, 5.9, 5.10, 5.11, 11.1, 11.14 OR ARTICLE X HEREOF.

8.9           LIMITATION OF LIABILITY. NOTWITHSTANDING ANY PROVISION TO
THE CONTRARY HEREIN, AN INDEMNIFIED PARTY WILL NOT BE ENTITLED TO RECOVER ANY CONSEQUENTIAL, LOST PROFITS, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIM ASSERTED PURSUANT TO THIS ARTICLE VIII PROVIDED FURTHER THAT AN INDEMNIFIED PARTY WILL NOT BE ENTITLED TO RECOVER UNDER A “MULTIPLE OF PROFITS,” “MULTIPLE OF CASH FLOW,” “MULTIPLE OF EBITDA” OR SIMILAR VALUATION METHODOLOGY IN CALCULATING THE AMOUNT OF ANY INDEMNIFIABLE LOSSES.

ARTICLE IX
TERMINATION OF AGREEMENT

9.1           Causes. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the completion of the Closing as follows, and in no other manner:

(a)            By mutual written consent of the Parties;

(b)           By either the Buyer or the Seller, if any permanent injunction, order, decree or ruling by any Governmental Entity of competent jurisdiction preventing the consummation of the Purchase and Sale of the Purchased Equity and Mexican Purchased Equity shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used reasonable best efforts to remove such injunction or overturn such action;

(c)            By written notice from the Buyer to the Seller:

(i)         If any of the conditions provided for in Article VI of this Agreement have not been satisfied or waived by the Buyer in writing and the Closing has not occurred by February 3, 2015 or the date of such notice, whichever is later;

(ii)       Within five days after the Buyer’s receipt of an Updated Schedule which discloses an issue to the Companies in a dollar amount in excess of $1,000,000;

(iii)       If the Closing has not occurred by February 3, 2015, for reasons other than the failure of the Buyer to perform its obligations hereunder; or

(iv)      If there occurs any change or development or combination of changes and/or developments that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect on the Companies as a whole.

(d)           By written notice from the Seller to the Buyer if:

(i)        Any of the conditions provided for in Article VII of this Agreement have not been satisfied or waived by the Seller in writing and the Closing has not occurred by February 3, 2015 or the date of such notice, whichever is later;

(ii)       The Closing has not occurred by February 3, 2015, for reasons other than the failure of the Seller to perform its obligations hereunder; or

(iii)      If the Buyer proposes to renegotiate the Purchase Price.

9.2           Effect of Termination. If this Agreement is terminated as provided in Section 9.1, then this Agreement will forthwith become void and there will be no liability on the part of any Party to any other Party or any other Person in respect hereof; provided that:

(a)            The obligations of the Parties described in Sections 5.5, 9.2, 11.2, 11.3, 11.5 and 11.6, Article VIII and Article X and the Confidentiality Agreement will survive any such termination;

(b)           No such termination will relieve the Buyer from liability for any misrepresentation or breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination; and

(c)            No such termination will relieve the Seller from liability for any misrepresentation or breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination.

9.3           Right to Proceed. If any of the conditions specified in Article VI hereof have not been satisfied, the Buyer, in lieu of any other rights that may be available to it, may waive its rights to have such conditions satisfied prior to the Closing and may proceed with the transactions contemplated hereby, and if any of the conditions specified in Article VII hereof have not been satisfied prior to the Closing, the Seller, in lieu of any other rights that may be available to it, may waive its right to have such conditions satisfied and may proceed with the transactions contemplated hereby.

ARTICLE X
DISPUTE RESOLUTION

10.1         Dispute. As used in this Agreement, “Dispute” shall mean any dispute or disagreement between the Buyer and the Seller concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any Party under this Agreement or any other matter relating in any way to this Agreement. “Dispute” shall not include a dispute concerning: (1) the Buyer’s failure to cause the conditions to any of its obligations toconsummate the Closing, and which are either within the Buyer’s unilateral control to perform or are obligations of the Seller to be satisfied, for which the Seller may immediately seek recourse by filing a legal action seeking, among other remedies, specific performance against the Buyer in the Milwaukee County Circuit Court or the United States District Court for the Eastern District of Wisconsin, Milwaukee Division; (2) the Closing Date Balance Sheet, which shall be resolved as described in Section 2.4; (3) the Calculations, which shall be resolved as described in Section 2.4; (4) the Purchase Price allocation which shall be resolved as described in Section 2.7 and/or (5) Tax matters which shall be resolved as described in Section 5.11.

10.2         Process. If a Dispute arises, the Parties to the Dispute shall follow the procedures specified in Sections 10.3, 10.4 and 10.5 of this Agreement.

10.3         Negotiations. The Parties shall promptly attempt to resolve any Dispute by negotiations between the Buyer and the Seller. Either the Buyer or the Seller may give the other Party written notice of any Dispute not resolved in the normal course of business. The Buyer and the Seller shall meet at a mutually acceptable time and place within ten (10) calendar days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved within thirty (30) calendar days of service of the disputing Party’s notice, or if the Parties fail to meet within such ten (10) calendar days, either the Buyer or the Seller may initiate mediation as provided in Section 10.4 of this Agreement. If a Party intends to be accompanied at a meeting by legal counsel, the other Party shall be given at least three (3) business days’ notice of such intention and may also be accompanied by legal counsel.

10.4         Mediation. If the Dispute is not resolved pursuant to Section 10.3 of this Agreement, the Buyer and the Seller shall attempt in good faith to resolve any such Dispute by mediation. Either the Buyer or the Seller may initiate a mediation proceeding by serving the other Party with a written notice of and request for mediation (the “Request”) in accordance with Section 11.5 of this Agreement, and both Parties will then be obligated to engage in mediation. The mediation will be conducted at a mutually agreed upon location and in accordance with the then current International Institute for Conflict Prevention & Resolution (“CPR”) Model Procedure for Mediation of Business Disputes, subject to the following conditions:

(a)            If, within thirty (30) calendar days of the Request, the Parties have not agreed on the selection of an individual willing to serve as mediator, the Parties shall instruct CPR to appoint a member of the CPR Panels of Neutrals certified to mediate in Delaware as the mediator; and

(b)            Efforts to resolve the Dispute through mediation will continue until the conclusion of the mediation, which shall be deemed to occur upon the earliest date that: (i) a written settlement is reached; or (ii) the mediator concludes and informs the Parties in writing that further efforts at mediation will not be productive; or (iii) the Buyer and the Seller agree in writing that an impasse has been reached; or (iv) is sixty (60) calendar days after the Request and none of the events specified in Sections 10.4(b)(i), (ii) or (iii) have occurred. No Party may withdraw before the conclusion of the mediation.

10.5         Submission to Adjudication. If a Dispute is not resolved by negotiation pursuant to Section 10.3 of this Agreement or by mediation pursuant to Section 10.4 of this Agreement within 100 calendar days after the disputing Party served the other party with notice of a Dispute pursuant to Sections 10.3 and 11.5 of this Agreement, such Dispute and any other claims arising out of or relating to this Agreement (other than a dispute to be resolved as described in Section 2.4) may be heard and adjudicated in an action filed in the Circuit Court or United States District Court for the District of Delaware.

10.6         General.

(a)            Provisional Remedies. At any time during the procedures specified in Sections 10.3 and 10.4 of this Agreement, a Party may seek injunctive relief or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the Parties will continue to participate in good faith in the procedures specified in this Article X of this Agreement.

(b)           Tolling Statute of Limitations. All applicable statutes of limitation and defenses shall be tolled while the procedures specified in this Article X of this Agreement are pending. The Parties will take such action, if any, as is required to effectuate such tolling.

(c)            Performance to Continue. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

(d)           Extension of Deadlines. All deadlines specified in this Article X of this Agreement may be extended by mutual agreement between the Buyer and the Seller.

(e)            Enforcement. The Parties regard the obligations in this Article X of this Agreement to constitute an essential provision of this Agreement and one that is legally binding on them. In case of a violation of the obligations in this Article X of this Agreement by either the Buyer or the Seller, the other Party may bring an action to seek enforcement of such obligations in the Delaware Circuit Court of the United States District Court for Delaware.

(f)            Costs. The Parties to the dispute shall each pay: (i) their own costs, fees, including, without limitation, attorneys’ fees, and expenses incurred in connection with the application of the provisions of this Article X of this Agreement; and (ii) fifty percent (50%) of the fees and expenses of CPR (if any) and the mediator in connection with the application of the provisions of Section 10.4 of this Agreement. In no event will either the Buyer or the Seller pay the other Party’s costs, fees, including, without limitation, attorneys’ fees, and/or expenses incurred in connection with the application of the provisions of this Article X of this Agreement.

(g)           Replacement. If CPR is no longer in business or is unable or refuses or declines to act or to continue to act under this Article X of this Agreement for any reason, then the functions specified in this Article X of this Agreement to be performed by CPR shall be performed by another Person engaged in a business equivalent to that conducted by CPR as is agreed to by the Buyer and the Seller (the “Replacement”). If the Buyer and the Seller cannot agree on the identity of the Replacement within ten (10) calendar days after a Request, the Replacement shall be selected by the Chief Judge of United States District Court for the District of Delaware. If a Replacement is selected by either means, this Article X shall be deemed appropriately amended to refer to such Replacement.

ARTICLE XI
MISCELLANEOUS

11.1         Further Assurance. Following the Closing, at a Party’s request and without further consideration, the other Party will execute and deliver to the requesting Party such documents as the requesting Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

11.2         Assignment. The rights and obligations of a Party hereunder may not be assigned, transferred or encumbered (including by operation of Law) without the prior written consent of the other Party.

11.3         Law Governing Agreement; Jurisdiction.

(a)            This Agreement, including any Dispute or other claims arising out of or relating to this Agreement, shall be construed and interpreted according to the internal Laws of the State of Delaware, excluding any choice of Law rules that may direct the application of the Laws of another jurisdiction.

(b)           The Parties hereby irrevocably consent that any legal action or proceeding arising out of, or in any manner relating to this Agreement or any other agreement, document or instrument arising out of or executed in connection with this Agreement shall be brought except as provided in Article X only in either (i) the Circuit Court or (ii) a United States District Court for the District of Delaware and in all appellate courts associated therewith. Each Party by the execution and delivery of this Agreement expressly and irrevocably consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding. Each Party hereby expressly and irrevocably waives any claim or defense in any action or proceeding based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens, or any similar basis. Each Party agrees to waive a trial by jury.

11.4         Amendment and Modification. The Seller and the Buyer may amend, modify and supplement this Agreement, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the Parties hereto or, in the case of a waiver, by the Party waiving compliance.

11.5         Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the Parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)       If to the Buyer, to:

Systemax Inc.
11 Harbor Park Drive
Port Washington, NY 11050
Attention: Lawrence Reinhold, Chief Financial Officer
Facsimile: (516) 608-7258

(with a copy to)

Systemax Inc.
11 Harbor Park Drive
Port Washington, NY 11050
Attention: Eric Lerner, General Counsel
Facsimile: (516) 608-7935

(b)       If to the Seller:

TAKKT America Holding Inc.
in c/o: General Counsel
Stefan Wehmeyer
ZA Recht/Legal Department
Presselstrasse 12 D-70191 Stuttgart
Germany
(with a copy to, which copy shall not constitute notice to the Seller)

Quarles & Brady LLP
411 East Wisconsin Avenue, Suite 2350
Milwaukee, WI 53202
Attention: Jennifer Clements
Facsimile: (414) 271-3552

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any Person may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

11.6        Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated by this Agreement are consummated, the Buyer and the Seller will each pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

11.7         Entire Agreement; Binding Effect. This Agreement (including the Schedules and Updated Schedules, the Confidentiality Agreement and the documents referred to herein and to be delivered pursuant hereto) constitute the entire agreement between the Parties hereto with respect to the transactions contemplated herein, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties, whether oral or written, and there have been and are no agreements, representations or warranties between the Parties other than those set forth or provided for herein or executed contemporaneously or in connection herewith. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns.

11.8         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9         Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

11.10       No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

11.11       No Reliance. Except for any assignees permitted by this Agreement and except as provided in Sections 5.8 and 5.16: (a) no third party is entitled to rely on any of the representations, warranties, and agreements of the Parties contained in this Agreement; and (b) the Buyer and the Seller assume no liability to any third party because of any such reliance.

11.12       Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, illegal, or unenforceable, there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid, illegal, or unenforceable provision as may be possible and be valid, legal, and enforceable. This Agreement shall then be construed and enforced as so modified.

11.13       Other Definitional Provisions. The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, Section, clause, subsection, Exhibit, Schedule and Updated Schedule references contained in this Agreement are references to Articles, Sections, clauses, subsections, Exhibits, Schedules and Updated Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the terms “include” or “including” are used in this Agreement (whether or not such terms are followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification. Each reference in this Agreement to any Law will be deemed to include such Law as it hereafter may be amended, supplemented or modified from time to time and any successor thereto, unless such treatment would be contrary to the express terms of this Agreement. Whenever any amount is stated in this Agreement in “Dollars” or by reference to the “$” symbol, such amount will be United States dollars. Whenever any amount is stated in this Agreement in “Canadian Dollars”, it shall be referred to as CAD$. Whenever any amount in this Agreement is stated in “Mexican Pesos”, it shall be referred to as MXN$. For the purposes of clarification, all financial information provided pursuant to this Agreement, including the consolidated Financial Statements, shall be in US Dollars.

11.14      Specific Performance. The Parties agree that the assets and business of the Companies as a going concern constitute unique property. There is no adequate remedy at Law for the damage which any Party might sustain for failure of the other Parties to consummate the transactions contemplated by this Agreement and, accordingly, each Party shall be entitled, at its option, to the remedy of specific performance to enforce the consummation of the transaction described in this Agreement.

11.15       Acknowledgment by the Buyer. The Buyer acknowledges that although it has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Companies based solely on information provided by the Seller in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied solely on the representations and warranties of Seller expressly and specifically set forth in this Agreement, including the Schedules and the Updated Schedules.

SUCH EXPRESS REPRESENTATIONS AND WARRANTIES BY THE SELLER IN THIS AGREEMENT AND IN ANY CERTIFICATE DELIVERED AT THE CLOSING CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF ANY OF THE COMPANIES, THE SELLER AND THEIR AFFILIATES TO THE BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANIES NOT SET FORTH HEREIN OR IN ANY CERTIFICATE DELIVERED AT THE CLOSING), ARE SPECIFICALLY DISCLAIMED BY THE COMPANIES, THE SELLER AND THEIR AFFILIATES. WITHOUT LIMITING THE FOREGOING, THE BUYER SPECIFICALLY ACKNOWLEDGES THAT THE COMPANIES, THE SELLER AND THEIR AFFILIATES MAKE NO REPRESENTATION OR WARRANTY CONCERNING ANY PROJECTIONS PROVIDED BY OR ON BEHALF OF THE COMPANIES TO THE BUYER. THE BUYER ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement as of the date and year first above written.

THE SELLER:

TAKKT AMERICA HOLDING, INC.

By: /s/ Dr. Felix Zimmerman	/s/ Dr. Claude Tomaszewski
Name: Dr. Felix Zimmerman	Name: Dr. Claude Tomaszewski
Its: Chairman	Its: CFO

THE BUYER:

GLOBAL INDUSTRIAL HOLDINGS LLC

By: /s/ Lawrence P. Reinhold
Name: Lawrence P. Reinhold
Its: Vice President

THE MEXICAN BUYER

GLOBAL INDUSTRIAL MEXICO HOLDINGS INC.

By: /s/ Lawrence P. Reinhold
Name: Lawrence P. Reinhold
Its: Vice President